As filed with the United States Securities and Exchange Commission on December 7, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WAITR HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-3828008
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
844 Ryan Street, Suite 300
Lake Charles, Louisiana 70601
1-800-661-9036
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Pringle
Chief Financial Officer and Secretary
Waitr Holdings Inc.
844 Ryan Street, Suite 300
Lake Charles, Louisiana 70601
1-800-661-9036
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Joel L. Rubinstein
Jonathan P. Rochwarger
Elliott M. Smith
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Tel: (212) 294-6700
Fax: (212) 294-4700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Primary Offering
Common stock, par value $0.0001 per share (“common stock”) underlying warrants	12,500,000(3)	$11.50(4)	$143,750,000	$17,422.50
Common stock underlying warrants	384,615(5)	$13.00(4)	$4,999,995	$606.00
Secondary Offering
Common stock	30,726,697(6)	$12.00(7)	$368,720,364(7)	$44,688.91
Common stock	5,000,001(8)	$12.00(7)	$60,000,012(7)	$7,272.00
Warrants to purchase common stock	4(9)	—	—	—(10)
Totals			$577,470,371	$69,989.41

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(2)
Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001212.

(3)
Includes 12,500,000 shares of common stock issuable upon the exercise of redeemable warrants included as part of the units (the “public warrants”) issued in the registrant’s initial public offering (the “IPO”).

(4)
Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants.

(5)
Includes 384,615 shares of common stock issuable upon the exercise of warrants issued to certain accredited investors upon the closing (the “Closing”) of the registrant’s business combination (the “business combination”) with Waitr Incorporated (“Waitr”).

(6)
Includes the resale of  (i) 22,831,697 shares of common stock issued to former securityholders of Waitr at the Closing as partial consideration in the business combination, (ii) 1,600,000 shares of common stock issued to Fertitta Entertainment, Inc. (“FEI”) and Jefferies Financial Group Inc. (together with FEI, the “Sponsors”) at the Closing in exchange for an aggregate 14,000,000 warrants issued to the Sponsors in a private placement simultaneously with the closing of the IPO, (iii) 75,000 shares of common stock issued to FEI at the Closing in connection with the settlement of  $1,500,000 principal amount outstanding under a convertible promissory note issued to FEI by the registrant and (iv) 6,220,000 shares of common stock issued upon conversion of the registrant’s outstanding shares of Class F common stock at the Closing.

(7)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $12.00, which is the average of the high and low prices of the common stock on December 4, 2018 on The Nasdaq Capital market.

(8)
Includes the resale of  (i) 384,615 issuable upon the exercise of four warrants issued to certain accredited investors as the closing (the “Luxor Warrants”) and (ii) 4,615,386 shares of common stock issuable upon conversion of convertible promissory notes issued to certain accredited investors at the Closing.

(9)
Includes the resale of the four Luxor Warrants.

(10)
In accordance with Rule 457(g), the entire registration fee for the Luxor Warrants is allocated to the shares of common stock underlying the Luxor Warrants, and no separate fee is payable for the Luxor Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION — DATED DECEMBER 7, 2018
PRELIMINARY PROSPECTUS
WAITR HOLDINGS INC.
Primary Offering of
12,884,615 Shares of Common Stock
Issuable Upon Exercise of Warrants
Secondary Offering of
35,726,698 Shares of Common Stock
4 Warrants to Purchase Common Stock
This prospectus relates to the issuance from time to time by us of up to 12,884,615 shares of our common stock, par value $0.0001 per share, or common stock, including (i) 12,500,000 shares of common stock issuable upon the exercise of 25,000,000 redeemable warrants, which we refer to as the public warrants, that were issued as part of the units in our initial public offering, or our IPO, and (ii) 384,615 shares of common stock issuable upon the exercise of warrants, which we refer to as the Luxor Warrants, that were issued in a private placement to certain lenders, who we refer to as the Luxor Parties, at the closing of our initial business combination, or the business combination, with Waitr Incorporated, or Waitr. We refer to the Luxor Warrants and the public warrants collectively as the warrants.
This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees, which we refer to as the Selling Securityholders, of up to (i) 35,726,698 shares of common stock and (ii) four Luxor Warrants.
The shares of common stock covered by this prospectus that may be offered and sold by the Selling Securityholders include (i) 22,831,697 shares of common stock issued to former securityholders of Waitr as consideration in the business combination, which shares are subject to transfer restrictions as described herein, (ii) 1,600,000 shares of common stock issued to Fertitta Entertainment, Inc., or FEI, and Jefferies Financial Group Inc., or JFG, in exchange for the 14,000,000 warrants issued to FEI and JFG in a private placement simultaneously with the closing of our IPO, (ii) 75,000 shares of common stock issued to FEI at the closing of the business combination in connection with the repayment in full of FEI’s prior $1,500,000 convertible loan to us, (iv) 6,220,000 shares of common stock issued upon conversion of our outstanding Class F common stock at the closing of the business combination, which shares are subject to transfer restrictions as described herein, (iii) 384,615 shares of common stock issuable upon the exercise of the Luxor Warrants, and (iv) 4,615,386 shares of common stock issuable upon the conversion of unsecured convertible promissory notes, which we refer to as the Convertible Notes, that were issued to the Luxor Parties in a private placement at the closing of the business combination.
Each public warrant entitles the holder to purchase one-half of one share of common stock at an exercise price of  $5.75 per one-half share commencing on December 15, 2018 and will expire on November 15, 2023, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Once the warrants are exercisable, we may redeem the outstanding public warrants at a price of  $0.01 per warrant if the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders, as described herein. The Luxor Warrants are exercisable for an aggregate of 384,615 shares of common stock at a price of  $13.00 per share and will expire November 15, 2022.
We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”
Our common stock and public warrants trade on the Nasdaq Capital Market under the symbols “WTRH” and “WTRHW,” respectively. On December 6, 2018, the closing prices of the common stock and public warrants were $11.60 per share and $1.41 per warrant, respectively. The Luxor Warrants and Convertible Notes are not listed on any exchange.
See the section entitled “Risk Factors” beginning on page 4 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. See “Risk Factors.”
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2018.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 35,726,698 shares of common stock and four Luxor Warrants from time to time as described in the section entitled “Plan of Distribution.” This prospectus also relates to the issuance by us of up to 12,884,615 shares of common stock that are issuable upon the exercise of the public warrants and Luxor Warrants.
We will not receive any proceeds from the sale of the common stock or warrants to be offered by the Selling Securityholders pursuant to this prospectus, but we will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of common stock and warrants pursuant to this prospectus. To the extent required, we and the Selling Securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.”
No offer of these securities will be made in any jurisdiction where the offer is not permitted.
Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Waitr Holdings Inc. (formerly known as Landcadia Holdings, Inc.), a Delaware corporation. References in this prospectus to the “business combination” refer to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 16, 2018, by and among the Company, Waitr Inc. (formerly known as Landcadia Merger Sub Inc.) and Waitr Incorporated, which transactions were consummated on November 15, 2018.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:
•
the benefits of the business combination;

•
the future financial performance of the Company following the business combination;

•
changes in the market for our products;

•
expansion plans and opportunities; and

•
other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
the risk that the business combination disrupts current plans and operations;

•
the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•
costs related to the business combination;

•
changes in applicable laws or regulations;

•
fluctuations in the U.S. and/or global stock markets;

•
the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•
other risks and uncertainties described in this prospectus under “Risk Factors,” under “Risk Factors” in the definitive proxy statement on Schedule 14A, filed with the SEC by the Company on November 1, 2018, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS
“A&R Registration Rights Agreement” means that certain amended and restated registration rights agreement, dated as of November 15, 2018, by and among the Company, the Sponsors and the investors named on the signature pages thereto.
“Active Diners” means the number of diner accounts from which an order has been placed through the Waitr Platform during the past twelve months (as of the end of the relevant period).
“Average Daily Orders” means the number of Orders during the period divided by the number of days in that period.
“business combination” means the transactions contemplated by the Merger Agreement consummated on November 15, 2018, including the merger of Waitr with and into Merger Sub with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned indirect subsidiary of the Company.
“Board” means the board of directors of the Company.
“Bylaws” means our second amended and restated bylaws as currently in effect.
“Charter” means our third amended and restated certificate of incorporation as currently in effect.
“Class F common stock” means the Class F common stock, par value $0.0001 per share, that was converted into common stock at the closing of the business combination.
“Closing” means the closing of the business combination.
“Closing Date” means November 15, 2018, the closing date of the business combination.
“common stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” means Waitr Holdings Inc., a Delaware corporation (formerly known as Landcadia Holdings, Inc.).
“Convertible Notes” means the $60,000,000 aggregate principal amount of convertible promissory notes issued to the Luxor Parties pursuant to the Convertible Notes Agreement.
“Convertible Notes Agreement” means that certain credit agreement, dated as of November 15, 2018, by and among the Company, as borrower, various lenders and Luxor Capital, as administrative agent and lead arranger.
“Credit Agreement” means that certain credit and guaranty agreement, dated as of November 15, 2018, by and among Merger Sub, as borrower, Waitr Intermediate Holdings, LLC, certain subsidiaries of Merger Sub, as guarantors, various lenders and Luxor Capital, as administrative agent, collateral agent and lead arranger.
“Debt Facility” means the $25,000,000 senior secured first priority term loan facility provided to Merger Sub pursuant to the Credit Agreement.
“Debt Financing” means the Convertible Notes and the Debt Facility.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FEI” means Fertitta Entertainment, Inc., a Texas corporation.
“founder shares” means the 6,220,000 shares of common stock that were converted from 6,220,000 shares of Class F common stock at the closing of the business combination in accordance with the Company’s second amended and restated certificate of incorporation, 3,125,000 of which are held by Fertitta Entertainment, Inc. and 3,095,000 of which are held by Jefferies Financial Group Inc.
“Gross Food Sales” means total food and beverage sales, sales taxes, prepaid gratuities and delivery fees processed through the Waitr Platform during a given period.
“Incentive Plan” means the Waitr Holdings Inc. 2018 Omnibus Incentive Plan.

“IPO” means the Company’s initial public offering of units, which closed on June 1, 2016.
“JFG” means Jefferies Financial Group Inc., a New York corporation.
“Landcadia” means the Company prior to the Closing.
“Lock-up Agreement” means that certain lock-up agreement entered into at the Closing by and among the Company and the Waitr securityholders, pursuant to which the merger shares are subject to a lock-up period beginning on the Closing Date and expiring November 30, 2019 or earlier if, subsequent to the Closing, (i) the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
“Luxor Capital” means Luxor Capital Group, LP.
“Luxor Parties” means Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Wavefront, LP and Lugard Road Capital Master Fund, LP.
“Luxor Registration Rights Agreement” means that certain registration rights agreement, dated as of November 15, 2018, by and among the Company and the Luxor Parties.
“Luxor Warrants” means the four warrants exercisable for 384,615 shares of common stock issued to the Luxor Parties in connection with the Credit Agreement.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 16, 2018, by and among the Company, Merger Sub and Waitr, pursuant to which, on the terms and conditions contained therein, Waitr merged with and into Merger Sub, with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned indirect subsidiary of the Company.
“merger shares” means the 22,831,697 shares of common stock issued to Waitr securityholders at the closing of the business combination.
“Merger Sub” means Waitr Inc. (formerly known as Landcadia Merger Sub, Inc.), a Delaware corporation and wholly owned subsidiary of Parent.
“Nasdaq” means the Nasdaq Capital Market.
“Orders” means the number of revenue-generating transactions placed by customers on the Waitr Platform during the relevant period.
“private placement warrants” means the 14,000,000 warrants issued to our Sponsors in a private placement simultaneously with the closing of our IPO, which were exchanged at the Closing for an aggregate of 1,600,000 shares of common stock.
“Proxy Statement” means the definitive proxy statement on Schedule 14A, filed with the SEC by the Company on November 1, 2018.
“public warrants” means the 25,000,000 redeemable warrants included in the units issued in the IPO, each of which is exercisable for one-half of one share of common stock at an exercise price of  $5.75 per one-half share, in accordance with its terms.
“Registration Rights Agreements” means the A&R Registration Rights Agreement and the Luxor Registration Rights Agreement.
“Restaurant Partners” means the number of restaurants that have executed a definitive agreement to join the Waitr Platform, as of the end of the period.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
v

“Selling Securityholders” means the persons listed in the table in the “Selling Securityholders” section of this prospectus, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities other than through a public sale.
“Sponsors” means Fertitta Entertainment, Inc., a Texas corporation, and Jefferies Financial Group, Inc., a New York corporation.
“units” means the units of the Company sold in the IPO.
“warrants” are to the public warrants and the Luxor Warrants.
“Waitr” means Waitr Incorporated, a Louisiana corporation, which merged with and into Merger Sub at the closing of the business combination, with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned indirect subsidiary of the Company.
“Waitr App” means the Company’s mobile phone application through which diners order food and beverages from restaurants for takeout and delivery.
“Waitr Platform” means the Waitr App and the Waitr Website.
“Waitr Website” means the Company’s website through which diners order food and beverages from restaurants for takeout and delivery.
“Waitr securityholders” means the former holders of Waitr’s securities or options that received securities of the Company at the Closing pursuant to the Merger Agreement.

SUMMARY
This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”
Unless the context indicates otherwise, the terms Company,” “we,” “us” and “our” refer to Waitr Holdings Inc. (formerly known as Landcadia Holdings, Inc.), a Delaware corporation.
The Company
We operate an online ordering and delivery platform that enables consumers to discover and order meals from local restaurants, powered by its team of delivery drivers. We facilitate ordering of food and beverages by diners from restaurants for takeout and delivery primarily through our mobile phone application and our website. Our differentiated business model is the three-sided marketplace, enabled by its purpose-built platform, serving restaurants, drivers and diners. We have established a leading position in nearly all of the markets in which we operate in terms of number of restaurants available on its platform in each market, determined from our management’s assessment of the number of restaurants available on competing platforms in those same markets. We currently operate in small and medium sized markets across the United States.
Background
We were originally incorporated on November 19, 2008, as Leucadia Development Corporation and changed our name to Landcadia Holdings Inc. on September 15, 2015. On November 15, 2018, we consummated a business combination with Waitr and related transactions. In connection with the business combination, we changed our name from “Landcadia Holdings, Inc.” to “Waitr Holdings Inc.”
Additional Information
Our principal executive offices are located at 844 Ryan Street, Suite 300, Lake Charles, Louisiana 70601. Our telephone number is 1-800-661-9036. Our website is located at www.waitrapp.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

THE OFFERING
Issuer
Waitr Holdings Inc.
Securities that may be offered and sold from time to time by the Selling Securityholders named herein:
Shares of common stock
35,726,698 (including 384,615 shares issuable upon exercise of the Luxor Warrants, 12,500,000 shares issuable upon exercise of public warrants and 4,615,386 shares issuable upon conversion of the Convertible Notes)
Luxor Warrants
4
Shares issuable by us upon exercise of public warrants:
12,500,000
Shares issuable by us upon exercise of Luxor Warrants:
384,615
Shares issuable by us upon conversion of Convertible Notes:
4,615,386
Shares of common stock outstanding prior to any exercise of warrants or conversion of Convertible Notes
54,585,538
Shares to be outstanding assuming exercise of all warrants and conversion of Convertible Notes
72,085,529
Transfer restrictions on founder shares and merger shares
Pursuant to a letter agreement entered into in connection with the IPO, our Sponsors, directors and officers have agreed not to transfer, assign, or sell any of their founder shares held by them, and pursuant to the Lock-up Agreement, the Waitr securityholders have agreed not to transfer, assign or sell any merger shares held by them until November 15, 2019, or earlier if, subsequent to the business combination, (i) the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Use of proceeds
All of the shares of common stock, warrants (including shares underlying such warrants) and shares underlying the Convertible Notes offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, nor will we receive any proceeds from the conversion of the Convertible Notes. We will receive up to an aggregate of approximately $143.8 million from the exercise of public warrants and approximately $5.0 million from the exercise of Luxor Warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purpose, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants and conversion of the Convertible Notes.
Market for our common stock and warrants
Our common stock and public warrants are currently listed on Nasdaq. The Luxor Warrants and Convertible Notes are not listed, and we have not applied to have the Luxor Warrants or Convertible Notes listed, on any exchange, and the Luxor Warrants or Convertible Notes are not quoted on the OTC markets.
Nasdaq Ticker Symbols
“WTRH” and “WTRHW”
Risk Factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 4 of this prospectus.

RISK FACTORS
An investment in any securities offered pursuant to this prospectus involves risk and uncertainties. You should consider carefully the risk factors below and the risks described in the Proxy Statement, our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC we file after the date of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, and any applicable prospectus supplement, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment.
Risks Relating to Our Business
Our industry is affected by general economic and business risks that are largely beyond our control.
Our industry is highly cyclical, and our business is dependent on a number of factors, many of which are beyond our control. We believe that some of the most significant of these factors are economic changes that affect supply and demand in dining out in general, such as:
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changes in diners’ dining habits and in the availability of disposable income for ordering food from restaurants;

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excess restaurant capacity in comparison with food order demand;

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downturns in restaurants’ business cycles; and

•
recessionary economic cycles.

The risks associated with these factors are heightened when the U.S. and/or global economy is weakened. Some of the principal risks during such times are as follows:
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we may experience low overall food and beverage order levels, which may impair our driver utilization, because our diners’ demand for our services generally correlate with the strength of the U.S. and, to a lesser extent, global economy;

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certain of our restaurants may face credit issues and cash flow problems, particularly if they encounter increased financing costs or decreased access to capital, which may decrease diner demand for restaurant prepared food, and such issues and problems may affect the number of orders that occur through the Waitr Platform;

•
food ordering and dining out patterns may change as food supply chains are redesigned and customer tastes change, resulting in an imbalance between our restaurants’ available menu items and Active Diners’ demands; and

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diners may select competitors that offer lower delivery charges, commission rates or other charges from among existing choices in an attempt to lower their costs, and we might be forced to lower our rates or lose restaurants offering food or diners ordering food through the Waitr Platform.

We are also subject to cost increases outside of our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver wages, independent contractor driver rates, interest rates, taxes, tolls, license and registration fees, insurance, payment processing fees, and healthcare for our employees.
Our restaurants’ business levels also may be negatively affected by adverse economic conditions or financial constraints, which could lead to disruptions in the availability of popular order items, reducing use of the Waitr Platform. A significant interruption in our normal order levels could disrupt its operations, increase our costs and negatively impact our ability to serve our diners.
In addition, events outside our control, such as strikes or other work stoppages at its facilities, among our drivers or at our restaurant diners’ locations, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state, or heightened security requirements could lead to reduced economic demand, reduced availability of credit or Waitr Platform ordering capabilities. Such events or enhanced security measures in connection with such events could impair our operations and result in higher operating costs.
We have limited operational history; we are subject to developmental risks associated with the development of any new business.
We lack significant operational history by which future performance may be judged or compared. Any future success that we may enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in the Company. As a result, our past quarterly financial results do not necessarily indicate future performance. Investors should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Investors should not rely upon our past quarterly financial results as indicators of future performance. The numerous factors, which we are unable to predict or are outside of our control, include the following:
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We may not be able to accurately forecast revenues and plan operating expenses;

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There may be an inability to scale our technological and operational infrastructure to accommodate rapid growth in diners, orders or customer support needs;

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Our management team has had limited experience operating a public company and could be unable to transition from a developmental stage business to a larger organization;

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Our growth may depend on acquisitions, and our management team does not have significant experience managing acquisitions of other businesses;

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The relatively quick transition to a public company could pose operational, financial and quality risks that we are unable to manage effectively;

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The development and introduction of new products or services by us or our competitors is uncertain;

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Competing with traditional ordering methods or delivery services provided directly by restaurants (or third parties) to consumers over the phone or through their own websites or other means could pose a risk to our growth and financial performance;

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Our ability to maintain and grow our number of Active Diners, Average Daily Orders, Gross Food Sales and order frequency is not guaranteed;

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Our ability to attract and retain restaurants over long periods of time has not been tested in several markets;

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Our ability to attract and retain key employees and personnel to support growth and revenue has not been tested in several markets;

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Seasonal and weather-related fluctuations in spending by consumers relating to food delivery can be unpredictable;

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The acceptable pricing of our onboarding and services fees to restaurants and delivery fees to consumers and restaurants has not been tested widely;

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Our ability to increase onboarding, services, delivery fees and other revenue does not enjoy long historical data trends;

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The diversification and growth of revenue sources beyond current onboarding, services and delivery fees has not been demonstrated;

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Increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive are unpredictable;

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Our ability to maintain gross margins and operating margins can be difficult to predict and impacted by numerous factors beyond our control (for example, due to transaction charge increases, technology cost increases, and other items);

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We may experience system failures or breaches of security and privacy that could pose a harm on their own and could affect consumers’ confidence in our services;

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We may not be able to adequately manage key third party service providers;

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We may experience changes in diner or restaurant behavior or preferences;

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Payment processing costs could increase, or we could fail to implement our own payment processing solution;

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Internal controls, especially in light of the accelerated process with respect to the business combination, may not keep pace with necessary requirements from a business, accounting or legal point of view; and

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We may experience casualties or safety hazards or issues with our drivers or third parties that come into contact with our drivers, all of which could be difficult to predict and which could impact our operating costs and diner or Restaurant Partner use of the Waitr Platform.

If we fail to retain existing diners or add new diners, or if our diners decrease their number of orders or order sizes on the Waitr Platform, our revenue, financial results, and business may be significantly harmed.
The number of our Active Diners and total Gross Food Sales are critical to our success. Our financial performance has been and will continue to be significantly determined by our success in adding, retaining, and engaging Active Diners who make orders for delivery using the Waitr Platform. We anticipate that our Active Diner growth rate will decline over time as the size of our Active Diner base increases, and as we achieve higher market penetration rates. To the extent our Active Diner growth rate slows, our business performance will become increasingly dependent on our ability to increase sizes and frequencies of orders in current and new markets. If diners do not perceive the Waitr Platform to be useful, reliable, and trustworthy, we may not be able to attract or retain diners or otherwise maintain or increase the frequency and amount of our orders. A decrease in diner retention, growth, or order frequency (or overall order price) could render the Waitr Platform less attractive to restaurants, which may have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect diner retention, growth, and engagement, thereby adversely affecting our revenue, financial results, and future growth potential, including if:
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diners increasingly order through competing products or services;

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we fail to introduce new and improved services or menu items or if we introduce new services that are not favorably received;

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we are unable to successfully maintain our efforts to provide a satisfactory delivery and ordering experience;

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we are unable to continue to develop products for mobile devices that users find engaging, that work with a variety of mobile operating systems and networks, and that achieve a high level of market acceptance;

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there are changes in diner sentiment about the quality or usefulness of the Waitr Platform, delivery quality, food quality or other products or concerns related to privacy and sharing, safety, security, or other factors;

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we are unable to manage and prioritize information to ensure diners are presented with menu items that are interesting, useful, and relevant to them;

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there are adverse changes in the Waitr Platform, delivery services or restaurant services or products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees;

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technical or other problems prevent us from delivering food in a rapid and reliable manner or otherwise affect the user experience or enjoyment of food or beverages delivered;

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we adopt policies or procedures related to delivery, ordering or user data that are perceived negatively by our diners or the general public;

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we fail to provide adequate customer service to restaurants, diners, drivers, or advertisers;

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we, our drivers, Restaurant Partners, or other companies in the mobile food delivery or ordering industry are the subject of adverse media reports or other negative publicity;

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restaurants develop direct-to-consumer applications or online ordering and delivery services;

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we experience significant losses associated with litigation or claims for which insurance is inadequate;

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we are affected by changes to U.S. generally accepted accounting principles;

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we experience fluctuations based on macroeconomic conditions; or

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we are unable to maintain and increase its Active Diner base and order frequency or its Average Daily Orders, Gross Food Sales.

We generate a substantial amount of our revenue from restaurants viewed positively by diners. The loss of restaurants to the Waitr Platform could seriously harm our business.
Substantially all of our revenue is derived from items offered by Restaurant Partners to diners on the Waitr Platform. The number of Active Diners, Average Daily Orders and Gross Food Sales depends on the availability of quality items available on the Waitr Platform from restaurants viewed positively by diners. In addition, we generate a significant portion of revenue from onboarding fees and sales commissions from having Restaurant Partners actively participating on the Waitr Platform. As is typical in our industry, Restaurant Partners do not agree to long-term contracts with us, and they are generally free to leave the Waitr Platform with thirty (30) days’ written notice. While no single Restaurant Partner accounts for more than 10% of our revenue, many of our Restaurant Partners only recently started providing menu items on the Waitr Platform, and they spend a relatively small portion of their overall budget with us. In addition, some Restaurant Partners may view the Waitr Platform as experimental and unproven. Restaurants will not continue to do business with us if we do not increase revenues for them or provide delivery or take-out ordering for diners in an effective manner, or if they do not believe that their investment in onboarding for the Waitr Platform will generate a competitive return relative to other alternatives, including from our competitors.
Moreover, we rely heavily on our ability to collect and disclose data and metrics to and for Restaurant Partners to attract new restaurants and retain existing restaurants. For example, we present historical data about sales to demonstrate our value to attract new Restaurant Partners to the Waitr Platform. Any restriction, whether by law, regulation, policy, or other reason, on our ability to collect and disclose data that Restaurant Partners find useful would impede our ability to attract and retain restaurants.
We cannot assure that growth of Restaurant Partner acquisitions will continue at historical rates, and the addition of new restaurants to the Waitr Platform and retention of existing restaurants on the Waitr Platform could decline due to a number of factors. First, the cost of acquiring new Restaurant Partners or retaining existing Restaurant Partners could increase substantially. Competition to advertise our services to restaurants will likely increase as a result of increasing competition among similar companies for a finite pool of restaurants. In addition, the number of options available to restaurants may result in downward pressure on the prices that restaurants are willing to pay for our services. As more choices become available for diners to order delivery or take-out from restaurants, the number and frequency of our word-of-mouth and/or organic referrals may decline. Our efforts to attract and retain new restaurants in new geographical areas as a result of our current expansion efforts are unproven and may not be successful.
If we fail to attract new restaurants or retain existing restaurants, especially those restaurants that are most popular with diners, our financial results could materially suffer.

If our delivery service levels decline or if restaurants do not see increases in business, restaurants could leave the Waitr Platform, reducing revenue and significantly harming our business.
Restaurants will not continue to do business with us or will be unwilling to pay onboarding or other services fees if we do not deliver food and beverages in a timely, professional and friendly manner or if they do not believe that their investment in the Waitr Platform will produce an increase in revenue from delivery or take-out orders. Our service fee and commission revenue and the availability of restaurants on the Waitr Platform could be negatively impacted by the following factors, among others:
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Decreases in the number of Active Diners or Average Daily Orders on the Waitr Platform;

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Loss of online or mobile food delivery market share to competitors;

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Inability to professionally and accurately display menu items to consumers on the Waitr Platform;

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Adverse media reports or other negative publicity involving the Company, our drivers, our restaurants or other companies in our industry; and

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The impact of macroeconomic conditions and conditions in the restaurant industry in general.

If we are not able to maintain and enhance our brand, or if events occur that damage our reputation and brand, our ability to expand our base of diners and restaurants may be impaired, and our business and financial results may be harmed. Unfavorable media coverage could seriously harm our business.
Our brand has significantly contributed to the success of our business. We also believe that maintaining and enhancing our brand is critical to expanding our base of diners and restaurants. Many of our new diners are referred by existing diners, and, therefore, we strive to ensure that our diners remain favorably inclined towards the Waitr Platform and the online ordering service. Maintaining and enhancing our brand will depend largely on our ability to continue to provide useful, reliable, trustworthy, and innovative services, which we may not do successfully. We may introduce new services, products or terms of service that diners do not like, which may negatively affect our brand.
Additionally, the actions of our Restaurant Partners (or their food quality or safety), delivery driver employees and independent contractors and others may affect our brand if consumers do not have a positive experience interacting with those parties after using the Waitr Platform. We have in the past experienced negative press relating to failure to meet delivery demand in certain markets. In the future, we may experience media, legislative, or regulatory scrutiny of our delivery and food safety record, our delivery experience, privacy matters or other issues, which may adversely affect our reputation and brand. We may also fail to provide adequate customer service, which could erode confidence in our brand. Our brand may also be negatively affected by the actions of restaurants that are deemed to be negative, such as providing food that is of low quality or unsafe. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. We face the potential loss of its trade name due to certain litigation. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business and financial results may be adversely affected.
We rely on restaurants in our network for many aspects of our business, and any failure by them to maintain their service levels could harm our business.
Diners demand quality food at reasonable prices. Diners’ ability to obtain such quality food from restaurants they like on a timely basis through the Waitr Platform drives the primary value of the Waitr Platform. Our ability to provide diners with a high-quality and compelling food ordering experience depends, in part, on diners’ receiving competitive prices, convenience, customer service and responsiveness from restaurants from whom they order. If these restaurants do not meet or exceed diner expectations with competitive levels of convenience, customer service, price and responsiveness, the value of our brand may be harmed, our ability to attract new diners to the Waitr Platform may be limited and the number of diners placing orders through the Waitr Platform may decline, which could have a material adverse effect on our business, financial condition and results of operations. Likewise, if restaurants face challenges or difficulties set forth elsewhere in these risk factors, the number of restaurants on the Waitr Platform could decline, the price of food could increase or customer service levels could suffer, all of which could harm our business and results of operations.

Seasonality and the impact of inclement weather adversely affect our operations and profitability.
We observe that diner behavior patterns generally fluctuate during the year. Order frequency and Gross Food Sales tend to increase from September to May and a relative decrease in diner activity from June to August as a result of summer breaks and other vacation periods. In addition, orders in cities or towns with college campuses tend to fluctuate with the start and end of the school year, which can comprise a large part of our overall revenue in certain locations. Our revenues fluctuate according to these patterns and result in quarterly fluctuations. In addition, other seasonality trends may develop and the existing seasonality and diner behavior that we experience may change or become more extreme.
We sometimes experience large influxes of orders during inclement weather when consumers do not wish to leave their homes to eat restaurant food. Such inclement weather events are unpredictable in many cases. In such events, the availability of drivers could be limited due to unsafe driving conditions or the refusal or unwillingness of drivers to work during such weather events. This can result in substantially delayed delivery times and diner frustration with our services, reducing the willingness of consumers to order using the Waitr Platform in the future. We have in the past experienced increased order volume during certain holidays, while facing a simultaneous shortage in drivers, which can also result in substantial delivery delays and diner frustration. In addition, the likelihood of accidents may increase during inclement weather events, thereby increasing the costs to us of each delivery, exposing us to potential litigation or accident claims and reducing overall driver efficiency. Any of these events could substantially impact our ability to grow and operate our business.
We may not continue to grow at historical growth rates or achieve profitability in the future.
Our revenue has grown substantially in recent periods, and this growth rate may not be sustainable. We believe that our rates of Active Diner and Gross Food Sales will decline over time. Historically, our diner growth has been a primary driver of growth in our revenue. We expect that our diner growth, new Restaurant Partner growth and revenue growth rates will decline as the size of its Active Diner base increases and as we achieve higher market penetration rates. As our growth rates decline, investors’ perceptions of our business may be adversely affected and the market price of our common stock could decline. We may not realize sufficient revenue to achieve profitability and may incur losses in the future for several reasons, including insufficient growth in new menu items, declining Active Diners or orders, increasing competition, costs to scale our business and technology and other risks described elsewhere in this prospectus.
Our inability to manage growth and meet demand could harm our operations and brand.
Occasions have arisen in the past in which we were not able to adequately meet surges in orders and consumer demand. Although we have added additional employees and resources to manage growth, most of these employees have been with the company only a very short period of time. We have and intend to continue to make substantial investments in technology, customer service, sales and marketing infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. We may not be able to manage growth effectively. If we do not manage the growth of our business and operations effectively, the quality of the Waitr Platform and efficiency of our operations could suffer, which could harm our brand, business and results of operations.
Our business depends on discretionary spending patterns in the areas in which its Restaurant Partners’ food and beverage operations are located and in the economy at large, and economic downturns could materially adversely affect our results of operations.
Purchases at restaurants and food and beverage hospitality services locations are discretionary for consumers and we are therefore susceptible to changes in discretionary patterns or economic slowdowns in the geographic areas in which Restaurant Partners are located and in the economy at large. We believe that consumers generally are more willing to make discretionary purchases, including delivery or take-out of restaurant meals, during favorable economic conditions. Disruptions in the overall economy, including high unemployment, financial market volatility and unpredictability, and the related reduction in consumer confidence could negatively affect food and beverage sales throughout the restaurant industry, including orders through the Waitr Platform. In addition, we believe that a proportion of our weekday revenues, particularly during the lunch hour, are derived from business customers using expense accounts. Our business therefore may be affected by reduced expense account or other business-related dining by business clientele. There is also a risk that if uncertain economic conditions persist for an extended period of time or worsen, consumers might make long-lasting changes to their discretionary spending behavior, including ordering food or take-out less frequently. The ability of the U.S. economy to handle this uncertainty is likely to be affected by many national and international factors that are beyond our control. These factors, including national, regional and local politics and economic conditions, disposable consumer income and consumer confidence, also affect discretionary consumer spending. If any of these factors cause restaurants to cease operations or cease using the Waitr Platform, it could also significantly harm our financial results, for the reasons set forth elsewhere in these risk factors. Continued uncertainty in or a worsening of the economy, generally or in a number of our markets, and diners’ reactions to these trends could adversely affect our business and cause us to, among other things, reduce the number and frequency of new market openings or cease operations in existing markets.
We prioritize the experience of restaurants and diners over short-term profitability at times, which may cause us to forego short-term opportunities and could impact our profitability.
Our culture prioritizes its long-term diner and Restaurant Partner experience and loyalty over short-term financial condition or results of operations. We frequently make decisions that may reduce our short-term revenue or profitability if we believe that the decisions benefit the aggregate diner and Restaurant Partner experience and will thereby improve our financial performance over the long term. For example, we monitor how restaurant responsiveness to orders affects diners’ experiences to ensure long delivery times are not perceived as a problem for hungry diners, and we may decide to remove certain restaurant offerings on the Waitr Platform to ensure our diners’ satisfaction in the overall delivery experience. In addition, we may make changes to the Waitr Platform or offerings on the Waitr Platform based on feedback provided by our diners and Restaurant Partners. These decisions may not produce the long-term benefits that we expect, in which case our growth and engagement, our relationships with diners and Restaurant Partners, and our business could be seriously harmed.
If use of the Internet via websites, mobile devices and other platforms, particularly with respect to online food ordering, does not continue to increase as rapidly as we anticipate, our business and growth prospects will be harmed.
Our business and growth prospects substantially depend upon the continued and increasing use of the Internet and mobile telecommunications as an effective medium of transactions by diners. Orders on the Waitr Platform are conducted using the Internet and/or mobile networks. Historical rate of growth and adoption in Internet and mobile wireless communications may not predict future rates of growth or adoption. Diners or our Restaurant Partners may not continue to use the Internet or mobile networking services to order their food at current or increased growth rates or at all. Consumers in our industry (and in others) may reject the use of the Internet and mobile applications as a viable platform or resource for a number of reasons in the future, including:
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actual or perceived lack of security of information or privacy protection;

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possible disruptions, computer viruses or other damage to Internet servers, users’ computers or mobile applications;

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excessive governmental regulation; and

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unacceptable delays due to actual or perceived limitations of wireless networks.

Our operations depend on mobile operating systems, hardware, networks and standards that we do not control. Changes in our products or to those operating systems, hardware, networks or standards may seriously harm our Active Diner growth, retention, and engagement.
A large percentage of our revenues and growth occur on mobile devices using the Waitr App. Because the Waitr App is used primarily on mobile devices, the Waitr App must remain interoperable with popular mobile operating systems, Android and iOS, and related hardware, including but not limited to mobile devices. We have no control over these operating systems or hardware, and any changes to these systems or hardware that degrade our products’ functionality, or give preferential treatment to competitive products, could seriously harm the Waitr App’s usage on mobile devices. Our competitors could attempt to make arrangements with Apple or Google to make interoperability of our products with those mobile operating systems more difficult or display their competitive offerings more prominently than ours. Similarly, our competitors could enter into other arrangements with mobile device manufacturers, wireless network carriers or Internet service providers that diminish the Waitr App’s functionality. We plan to continue to introduce new products regularly and have experienced that it takes time to optimize such products to function with these operating systems and hardware, impacting the popularity of such products, and we expect this trend to continue.
The majority of our diner engagement is on smartphones with iOS operating systems. As a result, although Waitr’s products work with Android mobile devices, we have prioritized development of the Waitr App to operate with iOS operating systems rather than smartphones with Android operating systems. To continue growth in user engagement, we will need to prioritize development of our products to operate on smartphones with Android operating systems. If we are unable to improve operability of our products on smartphones with Android operating systems, and those smartphones become more popular and fewer people use smartphones with iOS operating systems, our business could be seriously harmed.
The nature of our business and content on the Waitr Platform exposes us to potential liability and expenses for legal claims that could materially affect our results of operations and business.
We face potential liability, expenses for legal claims and harm to our business relating to the nature of the takeout food business, including potential claims related to food offerings, delivery and quality. For example, third parties could assert legal claims against us in connection with personal injuries related to food poisoning or tampering or accidents caused by the delivery drivers in our network. Alternatively, we could be subject to legal claims relating to the sale of alcoholic beverages by our restaurants to underage diners.
Reports of food-borne illnesses, whether true or not, could adversely impact the results of our operations regardless of whether our diners actually suffer such illnesses from orders on the Waitr Platform. Food-borne illnesses and other food safety issues have occurred in the food industry in the past, and could occur in the future. In addition, consumer preferences could be affected by health concerns about the consumption of foods provided on the Waitr Platform, even if those concerns do not directly relate to food items available on the Waitr Platform. A negative report or negative publicity, whether related to one of our Restaurant Partners or to a competitor in the industry, may have an adverse impact on demand for our Restaurant Partners’ food and could result in decreased diner orders on the Waitr Platform. A decrease in orders or Active Diners as a result of these health concerns or negative publicity could materially harm our brand, business, financial condition and results of operations.
Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control and that multiple markets for its services would be affected rather than a single market. We cannot assure that all food items will be properly maintained during delivery to diners or that our employees or contractors will identify food that is problematic upon pickup. If diners become ill from food-borne illnesses, we and/or our Restaurant Partners could be forced to temporarily suspend service. Furthermore, any instances of food contamination, whether or not they are related to us, could subject us or our Restaurant Partners to regulation by applicable governmental authorities.
We face the prospect of liabilities and expenses relating to the content and other information that we publish on the Waitr Platform, third party sites and/or relating to our marketing efforts. We could face claims based on the violation of intellectual property rights, such as copyright infringement claims based on the unauthorized use of menu content or other items. Although we typically obtain our Restaurant Partners’ consent to publish their menu items prior to posting them on the Waitr Platform, we may not always be successful in obtaining such consent. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. If any of these events occur, our business and financial results could be adversely affected.

Many of our drivers are employees, and the remainder are independent contractors. Almost all of our orders are delivered by drivers of motor vehicles. Our drivers have been parties to motor vehicle accidents in the past, and it is almost certain that our employees will be in motor vehicle accidents in the future. Although we maintain insurance policies in an attempt to cover the risks associated with a motor vehicle delivery business, we make no assurances that we will be able to maintain sufficient coverage of all claims relating to such injuries or accidents that foreseeably arise in this line of business. Furthermore, we have in the past and could in the future receive denial of coverage for particular insurance claims relating to injuries, accidents or violations.
We have incurred and expects to continue to incur expenses relating to legal claims. The frequency of such claims could increase proportionally to growth in the number of restaurants and diners on the Waitr Platform and the number of drivers on the road. We have experienced diversion of attention by management to address these claims, and such claims can result in significant costs to investigate and defend, regardless of the merits of such claims. The potentially significant number and amount of claims could materially affect the results of operations and harm our business.
Our business is dependent on our ability to maintain and scale our technical infrastructure, and any significant disruption in our service could damage our reputation, result in a potential loss of diners and engagement, or adversely affect our financial results.
Our reputation and ability to attract, retain, and serve our diners, drivers and restaurants depends upon the reliable performance of the Waitr Platform and its underlying technical infrastructure. We have experienced service disruptions, and it may experience future disruptions, outages or other performance problems due to a variety of factors. As the Waitr Platform grows more complex, stores more information and services higher numbers of diners, its technical infrastructure could suffer. We may not be able to identify causes of performance issues or service disruptions.
Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. If the Waitr Platform is unavailable when diners, drivers or restaurants attempt to access it, or if it does not load as quickly as they expect, these key users may not return to the Waitr Platform as often in the future, or at all. As our Active Diners and restaurants and the amount and types of information shared on the Waitr Platform continue to grow, we will need an increasing amount of technical infrastructure, including network capacity, and computing power, to continue to satisfy the needs of our diners, drivers and Restaurant Partners. It is possible that we may fail to effectively scale and grow its technical infrastructure to accommodate these increased demands. In addition, our business is subject to interruptions, delays, or failures resulting from earthquakes, other natural disasters, terrorism, or other catastrophic events.
A substantial portion of our network infrastructure is provided by third parties. Substantially all of the communications, network and computer hardware used to operate our websites and mobile applications are located in the United States in Amazon Web Services and Google Cloud Platform data centers. We do not own or control the operation of these facilities. In addition, we may not have sufficient protection or recovery plans in certain circumstances. We may not always maintain redundancy for certain hardware. Any disruption or failure in the services we receive from these providers could harm our ability to handle existing or increased traffic and could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide.
We expect to continue to make significant investments to maintain and improve the availability of the Waitr Platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, respond adequately to service disruptions, upgrade our systems as needed or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and results of operations would be harmed.
We have spent and expects to continue to spend substantial amounts on technology infrastructure and services to handle the traffic on our websites and mobile applications and to help shorten the length of or prevent system interruptions. The operation of these systems is expensive and complex and we could experience operational failures.

Although we carry business interruption insurance, it may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our service as a result of system failures.
Personal data, internet security breaches or loss of data provided by our diners, drivers or Restaurant Partners could violate applicable law and contracts with key service providers and could result in liability to us, damage to our reputation and brand and harm to our business.
Mobile malware, viruses, hacking, and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Although it is difficult to determine what, if any, harm may directly result from an interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of Restaurant Partners, drivers or diners may seriously harm our reputation and our ability to retain and attract new Active Diners, drivers and Restaurant Partners.
We rely on third-party billing and payment processing providers, many of whom may collect and store sensitive data, including legally-protected personal information. Examples include diner order payment processing third parties, payroll and service payment processing third parties and other payment and other service provers who collect and store diner, restaurant or employee information. We may also process and store and use additional third-parties to process and store sensitive intellectual property and other proprietary business information, including that of our Restaurant Partners. While we intend to maintain data privacy and security measures that are compliant with applicable privacy laws and regulations, future security breaches could subject us and/or these third-party service providers to liability for violations of various laws, rules or regulations, civil liability, government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.
We may become a payment processor at some point in the future and may be unable to comply with applicable law or standards, resulting in harm to our business.
Although we currently do not directly store or process payments on behalf of restaurants or diners and uses third parties to do so, it may choose to do so in the future. We would need to comply with Payment Card Industry (“PCI”) and Data Security Standard (the “Standard”) if we choose to pursue this possibility. The Standard is a comprehensive set of requirements for enhancing payment account data security that was developed by the PCI Security Standards Council to help facilitate the broad adoption of consistent data security measures. Payment card network rules would require us to comply with the Standard, and our failure to do so may result in fines or restrictions on its ability to accept payment cards if we elected to become a payment processor. Under certain circumstances specified in the payment card network rules, we could be required in the future to submit to periodic audits, self-assessments or other assessments of our compliance with the Standard. Such activities may reveal that we had failed to comply with the Standard. If an audit, self-assessment or other test determines that we need to take steps to remediate any deficiencies, such remediation efforts may distract our management team and require us to undertake costly and time-consuming remediation efforts. In addition, even if we comply with the Standard, there is no assurance that we will be protected from a security breach. Payment processing businesses involve complex financial, cybersecurity and other factors that may be difficult to us. We cannot ensure that the cost savings or additional revenue from becoming a payment processor would exceed the significant costs associated with that decision.
We are subject to a number of risks related to the credit card and debit card payments we accept.
We accept payments through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees may require us to increase the prices we charge and would increase our operating expenses, either of which could harm our business, financial condition and results of operations.
We currently rely exclusively on one third-party vendor to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if this vendor becomes unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis. If we or our processing vendor fails to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers’ credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed.
The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly more sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we or our Restaurant Partners accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations and financial condition.
We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for it to comply. We are required to comply with payment card industry security standards. Failing to comply with those standards may violate payment card association operating rules, federal and state laws and regulations, and the terms of its contracts with payment processors. Any failure to comply fully also may subject us to fines, penalties, damages and civil liability, and may result in the loss of our ability to accept credit and debit card payments. Further, there is no guarantee that such compliance will prevent illegal or improper use of our payment systems or the theft, loss or misuse of data pertaining to credit and debit cards, card holders and transactions.
If we fail to maintain our chargeback rate or refund rates at acceptable levels, our processing vendor may increase its transaction fees or terminate its relationship with us. Any increases in applicable credit and debit card fees could harm our results of operations, particularly if we elect not to raise our rates for our service to offset the increase. The termination of our ability to process payments on any major credit or debit card would significantly impair its ability to operate our business.
We rely on third-party vendors to provide products and services, and we could be adversely impacted if they fail to fulfill their obligations.
We depend on third-party vendors and partners to provide us with certain products and services, including components of our computer systems, software, data centers, payment processors and telecommunications networks, to conduct our business. For example, we rely on third parties for services such as organizing and accumulating certain daily transaction data on orders. We also rely on third parties for specific software and hardware used in providing our products and services. Some of these organizations and service providers may provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.
Our systems and operations or those of our third-party vendors and partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. In addition, we may be unable to renew our existing contracts with our most significant vendors and partners or our vendors and partners may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of our vendors and partners to perform their obligations and provide the products and services we obtain from them in a timely manner for any reason could adversely affect our operations and profitability.

Our industry is highly competitive and fragmented, and our business and results of operations may suffer if we are unable to adequately address downward pricing and other competitive pressures.
We compete with many traditional and online and mobile app food ordering and general delivery companies of varying sizes, including some that may have greater access to restaurants, a wider range of services, a wider range of menu or delivery items, greater capital resources, or other competitive advantages. Traditional food ordering techniques involve advertising by restaurants in low cost paper publications, through traditional online and offline media channels, with consumers simply calling restaurants or delivery services to place orders. Traditional take-out or delivery services are often lower cost than the Waitr Platform and are difficult to disrupt. We also compete with smaller, regional and local companies that cover specific locations with specific restaurants or that offer niche services. We also compete, to a lesser extent, with restaurants that hire their own delivery drivers for online, mobile application or telephone orders. Numerous competitive factors could impair our ability to maintain or improve its profitability. These factors include the following:
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Many of our competitors’ periodically reduce or eliminate their delivery charges to consumers or commissions that they charge to restaurants to gain business, especially during times of increased competition or reduced growth in the economy, which may limit our ability to maintain or increase its order commissions and delivery charges, may require us to reduce our order commissions and delivery charges or may limit our ability to maintain or expand our business;

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Some restaurants have reduced or may reduce the number of mobile app or online ordering and delivery services and technologies that they use by selecting a single core company or a limited number of providers as approved service providers, and in some instances, we may not be selected;

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Restaurants could solicit bids from multiple service providers for their mobile application or online food ordering and delivery needs, which may depress onboarding fees, service fees, take rates or result in a loss of business to competitors;

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The continuing trend toward consolidation in the online and mobile app ordering and delivery industry may result in larger companies with greater financial resources and other competitive advantages, and we may have difficulty competing with them;

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Advances in technology may require us to increase investments in order to remain competitive, and our restaurant diners and consumers may not be willing to accept higher onboarding fees, service fees, take rates or delivery charges to cover the cost of these investments;

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Higher fuel prices and, in turn, higher fuel surcharges to our drivers may cause some of our drivers to demand higher wages or otherwise result in additional expense to us for reimbursement of mileage to drivers;

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Competition from “gig economy” companies in general may negatively impact our driver, restaurant customer and/or consumer relationships and service rates;

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We may have higher exposure to litigation risks as compared to other providers of delivery services; and

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Restaurants could develop their own online or mobile app food ordering and delivery technology and hire their own drivers to make their own deliveries, which could reduce demand for our services to restaurants and limit choices for consumers, reducing the number and frequency of orders using our technology.

We face substantial competition in technology innovation and distribution. If we are unable to continue to innovate and provide technology desirable to diners and restaurants, our business operations could materially suffer.
We face significant competition in almost every aspect of its business. We must continuously innovate to improve our existing Waitr Platform technology and ensure that our products and services are well received. Mobile applications, internet enabled technology and online e-commerce are constantly changing. We face competition from larger and more established companies such as Uber, GrubHub, Door Dash and others. Smaller companies also provide similar services and technology. Furthermore, larger companies such as Facebook, Google, Apple and others could choose to offer similar services or technology at comparatively little additional costs to themselves. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. These products, features, and services may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies.
Our ability to compete effectively in the deployment of innovative products depends on factors outside of our control, including the following:
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Usefulness, ease of use, performance and reliability of our products compared to those of our competitors;

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Size and composition of base of Active Diners;

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Engagement of Active Diners with the Waitr Platform;

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The timing and market acceptance of products, including developments and enhancements to the Waitr Platform or our competitors’ products;

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Customer service and support efforts;

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Acquisitions or consolidation within our industry, which may result in more formidable competitors; and

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Our ability to attract, retain, and motivate talented employees, particularly software engineers.

Developing the Waitr Platform, which includes the Waitr App, websites and other technologies entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt to emerging industry standards. If we face material delays in introducing new or enhanced products or if our recently introduced products do not perform in accordance with our expectations, the restaurants and diners in our network may forego the use of our products in favor of those of our competitors.
We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract diners to the Waitr Platform, and if we are unable to attract diners and convert them into Active Diners making orders in a cost-effective manner, our business and financial results may be harmed.
Our success depends on our ability to attract online diners to the Waitr Platform and convert them into orders in a cost-effective manner. We depend, in part, on search engines, display advertising, social media, email, content-based online advertising and other online sources to generate traffic to our websites and downloads of the Waitr App. We are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and, separately, organic searches that depend upon the content on websites owned and maintained by us.
Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our advertisements, resulting in fewer consumers clicking through to our websites, our business could suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain diners due to diners’ use of ad-blocking software, our business could suffer.
If one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers and traffic to our websites could decrease, any of which could have a material adverse effect on our business, financial condition and results of operations.
The loss of senior management or key operating personnel could adversely affect operations. We depend on skilled personnel to grow and operate our business, and our failure to hire, retain or attract key personnel could adversely affect our business.
Our success to date has depended, and will continue to depend, largely on the skills, efforts and motivation of Christopher Meaux, our Chief Executive Officer, and Dave Pringle, our Chief Financial Officer, and on the other members of its senior management team, who generally have significant experience with the company and within our industry. Waitr also depends on the continued service of key operating personnel. We also rely on our Chief Architect, Manuel Rivero, and Director of Engineering, Travis Boudreaux, for overseeing our core technology development. We also anticipate growth in diners and restaurants due to having the benefit of a relationship with our directors Tilman J. Fertitta and Steven L. Scheinthal and Fertitta Entertainment, Inc., Landry’s and other entities or businesses associated with Messrs. Fertitta or Scheinthal. Although we anticipate a great deal of support and benefit from relationships with these individuals or entities, our results of operations could suffer if contractual relationships fail to materialize from these associations, such relationships are terminated or we lose either individual as a director. If for any reason the services of our key personnel, particularly Messrs. Meaux, Pringle, Rivero or Boudreaux were to become unavailable, there could be a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.
As we continue to grow, we cannot guarantee that we will continue to attract the personnel we need to maintain our competitive position. In particular, we intend to hire a significant number of engineering, customer support, driver and sales personnel in the coming year. We expect to face significant competition from other companies in hiring such personnel, particularly in larger markets to which it expands. As we mature, the incentives to attract, retain, and motivate employees provided by equity awards or by future arrangements, such as through cash bonuses, may not be as effective as in the past. Additionally, we have a number of current employees whose equity ownership in the Company gives them a substantial amount of personal wealth. As a result, it may be difficult for us to continue to retain and motivate these employees, and this wealth could affect their decisions about whether or not they continue to work for us. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.
We plan to continue to base a substantial amount of our operations in Lake Charles and Lafayette, Louisiana. It could become difficult to continue to attract or retain to these locations key engineering, sales and other talent required to compete with larger competitors whose operations are based in larger cities, where such talent historically may be easier to find. In addition, demographic trends favoring population growth in larger cities and away from smaller cities may make this increasingly difficult. Retaining and attracting key talent is extremely competitive in the high technology industry, particularly in the areas of mobile applications and Internet technology. If we are unable to retain or attract key talent or personnel, our operations could suffer, thereby materially harming our business.
Driver shortages and increases in driver compensation could adversely affect our profitability and ability to maintain or grow our business.
Driver shortages could require us to spend more to attract and retain employee and independent contractor drivers. We could face a challenge with attracting and retaining qualified drivers primarily due to intense market competition, which may subject us to increased payments for driver compensation and independent contractor driver rates. Also, because of the intense competition for drivers, we may face difficulty maintaining or increasing our number of employee and independent contractor drivers. Further, with respect to independent contractor drivers, shortages can result from contractual terms or company policies that make contracting with us less desirable to certain independent contractor drivers. In addition, the “on-call” or “on-demand” nature of the way that we ask independent contractor drivers to pick up shifts during busy times may result in difficulties procuring such independent contractor drivers when we need that labor most. Such a shortage could result in material harm to our business or reputation. Due to the absence of long-term contracts, independent contractors can quickly terminate their relationships with us. If we are unable to continue to attract and retain a sufficient number of employee and independent contractor drivers, we could face difficulty meeting consumer order demands or be forced to forego business that would otherwise be available to us, which could adversely affect our profitability and ability to maintain or grow our business.
Major earthquakes, hurricanes, tropical cyclones, and other instances of severe weather or other natural phenomena would cause significant losses.
Our services and operations are subject to interruption, decreases in consumer entertainment spending and damage and destruction to company property as a result of severe local weather conditions or other natural phenomena. Our headquarters are located in areas that have historically been and could, in the future, be materially and adversely affected by damage resulting from a major earthquake, tropical cyclone, significant rain event, a hurricane, or other severe weather phenomena. In addition, we rely on third parties for critical infrastructure and services. Any of these third parties could be subject to disruptions due to similar major weather events, which could adversely affect our business and financial results.
We may also suffer from weather-related or other events, such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes, widespread computer viruses, terrorist attacks, acts of war and explosions, which may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy its assets or the assets of its customers or otherwise adversely affect the business or financial condition of its customers (both restaurant and diner), any of which could adversely affect our results or make our results more volatile. In addition, third parties that provide critical technology, services and infrastructure, such as data centers, telecommunications networks and the like remain vulnerable to these types of events, all of which could disrupt critical services for us, adversely affecting our financial results and operations.
Such adverse weather occurrences could materially impact orders on the Waitr Platform and our delivery capabilities, thus severely decreasing our revenue and increasing costs. Further, in the event of any such weather occurrence, our insurance may not be sufficient to cover the costs of repairing or replacing damaged equipment and we may suffer a significant decline in revenues if any of the restaurants on the Waitr Platform are closed for an extended period of time or these events result in significant disruption to telecommunications systems, including the Internet or mobile phone services. Any such events could materially and adversely affect our business and the results of our operations.
Increases in food, labor, fuel and other costs could adversely affect our business.
Changes in food and supply costs are a part of our Restaurant Partners’ business. The prices of food, labor, fuel or energy could continue to increase in the near future. Our Restaurant Partners may be unable absorb higher costs without raising prices or ceasing operations. Restaurant profitability is dependent, among other things, a restaurant’s ability to anticipate and react to changes in the costs of key operating resources, including food and other raw materials, labor, energy and other supplies and services. Substantial increases in costs and expenses could impact operating results of Restaurant Partners to the extent that such increases cannot be passed along to diners using the Waitr Platform (or otherwise). The impact of inflation on food, labor, and energy costs can significantly affect our profitability if such inflation results in fewer Restaurant Partners, diners or orders that occur on the Waitr Platform.
Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges, which could affect our drivers’ costs and the amount that we must reimburse such drivers for services. Because most of the restaurants on the Waitr Platform sell moderately priced food, we may choose not to, or be unable to, pass along commodity price increases to diners on the Waitr Platform. Additionally, significant increases in gasoline prices could result in a decrease of deliveries or the available driver labor pool. If delivery time slows as a result, our reputation could be harmed, and the number of diners or orders could decline, harming our business.
The restaurant business is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, energy costs, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher costs for each of food, labor, benefits and utilities, the availability and cost of suitable sites, fluctuating insurance rates, state and local regulations and licensing requirements, legal claims, and the availability of an adequate number of qualified management and hourly employees also affect restaurant operations and administrative expenses. If our Restaurant Partners cannot adequately pass costs along to diners or otherwise finance or pay for these higher costs, they may cease operations, reduce offerings on the Waitr Platform or otherwise demand lower commissions or delivery fees from us, thereby reducing revenue and harming our business.

We plan to continue to make acquisitions, which could require significant management attention, disrupt our business, dilute our stockholders, and seriously harm our business.
As part of our business strategy, we have made and intend to make acquisitions to add specialized employees and complementary companies, products, and technologies. Our ability to acquire and successfully integrate larger or more complex companies, products, and technologies is unproven. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our competitors have large cash reserves and aggressive acquisition strategies, and we may not be able to successfully attract acquisition targets to the same degree as its competitors. Our previous and future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by diners, Restaurant Partners, drivers or investors. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company and culture, our business could be seriously harmed. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or use the acquired products, technology, and personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt, or issue equity securities to pay for any acquisition, any of which could seriously harm our business. Selling equity to finance any such acquisitions would also dilute our stockholders. Incurring debt would increase our fixed obligations and could also include covenants or other restrictions that would impede our operations.
Our storage, processing and use of data, some of which contains personal information, subjects us to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.
We are subject to a variety of laws and regulations in the United States and other countries that involve matters central to our business, including user privacy, sweepstakes, rewards or coupons, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, e-commerce, competition, protection of minors, consumer protection, taxation, libel, defamation, internet or data usage, and online-payment services. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in diner and restaurant growth, orders, retention, or engagement, any of which could seriously harm our business.
If we cannot protect its intellectual property, the value of our brand and other intangible assets may be diminished, and its business may be adversely affected.
We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property. We do not currently hold any issued patents. In the future, we may acquire patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce its rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business.

We have registered the trademark “Waitr,” along with its stylized logo, with the U.S. Patent & Trademark Office. We have also registered the trademark “Waigo.” Waiter.com, Inc. sued Waitr in 2016 in the United States District Court for the Western District of Louisiana alleging, among other things, trademark infringement based on the use of the name “Waitr.” Although we believe that Waiter.com, Inc.’s lawsuit is baseless, there is a risk that the court could find that our use of its name infringes the rights of Waiter.com, Inc. In such event, the court could award Waiter.com, Inc. significant damages and/or order that we discontinue our use of the name “Waitr.” Any such adverse ruling or finding could substantially harm our financial results and operations. Having to use a different name could confuse Restaurant Partners and/or diners, resulting in fewer orders.
We are currently, and expect to be in the future, party to patent lawsuits and other intellectual property rights claims that are expensive and time consuming, and, if resolved adversely, could have a significant impact on our business, financial condition, or results of operations.
Companies in the Internet, technology, and mobile application industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Furthermore, from time to time we may introduce new products, including in areas where we currently do not compete, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities.
As a public company, we may receive letters demanding that we cease and desist using certain intellectual property. Some of these may result in litigation against us. Defending patent and other intellectual property litigation costs large amounts of money and time and can impose a significant burden on management and employees. Favorable final outcomes do not occur in all cases. In addition, plaintiffs may seek, and we may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring us to cease some or all of our operations. For example, a ruling in the lawsuit filed by Waiter.com, Inc. could require that we stop using its name. We may decide to settle such lawsuits and disputes on terms that are unfavorable to it. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop alternative non-infringing technology, names or practices or discontinue the practices.
The development of alternative non-infringing technology, names or practices could require significant effort and expense or may not be feasible. Our business, financial condition, or results of operations could be adversely affected as a result of an unfavorable resolution of the disputes and litigation referred to above.
Our use of open source software could expose it to “copyleft” claims or otherwise subject us to business or legal risk.
We use open source software in our products. Our use of open source software in our products may require us to license innovations that are material to our business and may also expose us to increased litigation risk. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.
We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. Insufficient capital can harm our operating, business and financial results.
We intend to continue to make investments to support our growth and may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve brand awareness, develop new product and service offerings or further improve the Waitr Platform and existing product and service offerings, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets also may have an adverse effect on our ability to obtain debt financing.
If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of its common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue its business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be materially adversely affected.
If our employees were to unionize, our operating costs could increase and our ability to compete could be impaired.
None of our employees are currently represented under a collective bargaining agreement; however, we always face the risk that our employees will try to unionize, and if our independent contractors were ever re-classified as employees, the magnitude of this risk would increase. Further, Congress or one or more states could approve legislation and/or the National Labor Relations Board (the “NLRB”) could render decisions or implement rule changes that could significantly affect our business and our relationship with employees, including actions that could substantially liberalize the procedures for union organization. For example, in December 2014, the NLRB implemented a final rule amending the agency’s representation-case proceedings that govern the procedures for union representation. Pursuant to this amendment, union elections can now be held within 10 to 21 days after the union requests a vote, which makes it easier for unions to successfully organize all employers, in all industries. In addition, we can offer no assurance that the Department of Labor will not adopt new regulations or interpret existing regulations in a manner that would favor the agenda of unions.
Any attempt to organize by our employees could result in increased legal and other associated costs and divert management attention, and if we entered into a collective bargaining agreement, the terms could negatively affect our costs, efficiency and ability to generate acceptable returns on the affected operations. In particular, the unionization of our employees could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects because:
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restrictive work rules could hamper our efforts to improve and sustain operating efficiency and could impair our service reputation and limit our ability to provide next-day services;

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a strike or work stoppage could negatively impact our profitability and could damage customer and employee relationships, and some shippers may limit their use of unionized trucking companies because of the threat of strikes and other work stoppages; and

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an election and bargaining process could divert management’s time and attention from our overall objectives and impose significant expenses.

If our independent contractor drivers fail to meet our contractual obligations or otherwise fail to perform in a manner consistent with our requirements, we may be required to utilize alternative service providers at potentially higher prices or with some degree of disruption of the services that we provide to diners. If we fail to deliver on time, if our delivery obligations are not otherwise met, or if the costs of our services increase, then our profitability and restaurant relationships could be harmed.
We currently rely upon a small portion of independent contractor drivers to perform the services for which we contract with our Restaurant Partners. Our reliance on independent contractor drivers, even if small by comparison to our use of employee drivers, creates numerous risks for our business. This increases the risk of driver shortages at critical times, such as peak order times.

The financial condition and operating costs of our independent contractor drivers are affected by conditions and events that are beyond our control and may also be beyond their control. Adverse changes in the financial condition of our independent contractor drivers or increases in their car ownership or operating costs could cause them to seek higher revenues or to cease their business relationships with us. The prices that we charge our diners could be impacted by such issues, which may in turn limit pricing flexibility with diners, resulting in fewer delivery orders and decreasing our revenues.
Independent contractor drivers typically utilize shirts and food carrier equipment bearing our trade names and trademarks. If one of our independent contractor drivers is subject to negative publicity, it could negatively reflect on us and have a material and adverse effect on our business, brand and financial performance. Under certain laws, we could also be subject to allegations of liability for the activities of our independent contractor drivers.
Independent contractor drivers are third-party service providers, as compared to company drivers who are employed by us. As independent business owners, our independent contractor drivers may make business or personal decisions that conflict with our best interests. For example, if an order is unprofitable, route distance is further than desired or personal scheduling conflicts arise, an independent contractor driver may deny orders from time to time. In these circumstances, we must be able to timely deliver food orders to maintain relationships with diners and Restaurant Partners. The unwillingness of independent contractor drivers to perform their services when and where they are needed could adversely harm our financial performance and operating results.
If our independent contractors are deemed by regulators or judicial process to be our employees, then our business and results of operations could be adversely affected.
Tax and other regulatory authorities have in the past sought to assert that independent contractors in certain types of food delivery and/or driving positions are employees of the company for which they are delivering or driving, rather than independent contractors. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If our independent contractor drivers are determined to be our employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.
The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management.
As a public company, we need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of Nasdaq company. For example, we will need to:
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institute a more comprehensive compliance function;

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comply with rules promulgated by Nasdaq;

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prepare and distribute periodic public reports in compliance with obligations under the federal securities laws;

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establish new internal policies, such as those relating to insider trading; and

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involve and retain to a greater degree outside counsel and accountants in the above activities.

Complying with statutes, regulations and requirements relating to public companies will occupy a significant amount of time of management and will significantly increase our costs and expenses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, our management may not be able to implement programs and policies to comply with such statutes, regulations and requirements in an effective and timely manner.

Risks Relating to Our Securities
The market price of our common stock may be volatile and could decline.
The market price of our common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and the documents incorporated herein by reference, the factors that could affect our stock price are:
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industry or general market conditions;

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domestic and international political and economic factors unrelated to our performance;

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actual or anticipated fluctuations in our quarterly operating results;

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changes in or failure to meet publicly disclosed expectations as to our future financial performance;

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changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

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action by institutional stockholders or other large stockholders, including sales of large blocks of common stock;

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speculation in the press or investment community;

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changes in investor perception of us and our industry;

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changes in market valuations or earnings of similar companies;

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announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

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changes in our capital structure, such as future sales of our common stock or other securities;

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changes in applicable laws, rules or regulations, regulatory actions affecting us and other dynamics; and

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additions or departures of key personnel.

In addition, if the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Prior to the business combination, trading in our common stock was not active. Accordingly, the valuation ascribed to our common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to the various factors, including those listed above.
The stock markets have experienced extreme volatility over time that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.
Future sales of a substantial number of shares by existing stockholders could cause our share price to decline.
Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. As of December 7, 2018, we had 54,585,538 shares of common stock outstanding. Once the registration statement of which this prospectus forms a part is declared effective, all of the shares and warrants registered hereby, except for 29,051,697 shares of common stock which will be subject to transfer restrictions, will be eligible to be sold into the public market by the Selling Securityholders, subject to compliance with the Company’s insider trading policy for such parties that are covered thereby. Significant sales of our common stock could cause our share price decline. Similarly, significant sales of our warrants could cause our warrant price to decline.

In the future, we may issue additional shares of common stock or other equity or fixed maturity securities convertible into common stock in connection with a financing, acquisition, and litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We are currently covered by one or more securities analysts, but there is no guarantee such coverage will continue. If one or more of the analysts covering our common stock downgrades our common stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.
Future offerings of debt or equity securities that rank senior to our common stock may adversely affect the market price of our common stock.
If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution of the percentage ownership of the holders of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their shareholdings in us.
Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.
We are required to file annual, quarterly and other reports with the SEC. We are required to prepare and timely file financial statements that comply with SEC reporting requirements. We are also subject to other reporting and corporate governance requirements under the listing standards of Nasdaq and the Sarbanes-Oxley Act of 2002, which impose significant compliance costs and obligations upon us. Being a public company requires a significant commitment of resources and management oversight which increases our operating costs. These requirements also continue to place significant demands on our finance and accounting staff, which may not have prior public company experience or experience working for a newly public company, and on our financial accounting and information systems. We have hired and in the future may hire additional accounting and financial staff with public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to:
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prepare and file periodic reports, and distribute other stockholder communications, in compliance with the federal securities laws and Nasdaq listing standards;

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define and expand the roles and the duties of our Board and its committees;

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institute more comprehensive compliance, investor relations and internal audit functions; and

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evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

In particular, the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework, and to report on our conclusions as to the effectiveness of our internal controls. In addition, we are required under the Exchange Act to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC, Nasdaq, or other regulatory authorities.
Anti-takeover provisions in our Charter discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.
Our Charter includes a number of provisions that may discourage, delay or prevent a change in our management or control over us. For example, our Charter includes the following provisions:
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a staggered board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our Board;

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the ability of our Board to issue preferred stock, which could contain features that delay or prevent a change of control;

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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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the requirement that the removal of directors by the stockholders be approved by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, which limits the ability of stockholders to remove directors;

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the requirement that the adoption, amendment, alteration or repeal of the bylaws by stockholders be approved the affirmative vote of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors and the requirement that the amendment or repeal of certain provisions of our certificate of incorporation be approved by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares entitled to vote thereon, which limit the ability of stockholders to effect corporate governance changes; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

Our Charter may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.
The Charter designates the Court of Chancery of the State of Delaware and federal court within the State of Delaware as the exclusive forum for certain types of actions and proceedings that the Company’s stockholders may initiate, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.
Our Charter provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:
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derivative action or proceeding brought on the Company’s behalf;

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action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or its stockholders;

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action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Company’s charter or bylaws; or

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other action asserting a claim against the Company that is governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Company’s charter described above. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and employees. Alternatively, if a court were to find these provisions of its charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.
We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although we conducted due diligence on Waitr, we cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our or Waitr’s control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.
The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.
On December 22, 2017, President Trump signed into law the final version of the tax reform bill commonly known as the “Tax Cuts and Jobs Act” (the “TCJA”), that significantly reforms the Internal Revenue Code of 1986, as amended (the “Code”). The TCJA, among other things, contains significant changes to corporate taxation, including a permanent reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation of the deduction for net operating loss carryforwards to 80% of current year taxable income, an indefinite net operating loss carryforward, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and the modification or repeal of many business deductions and credits. We continue to examine the impact this tax reform legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
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changes in the valuation of our deferred tax assets and liabilities;

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expected timing and amount of the release of any tax valuation allowances;

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tax effects of stock-based compensation;

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costs related to intercompany restructurings;

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changes in tax laws, regulations or interpretations thereof; and

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lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
We may amend the terms of the public warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then-outstanding public warrants.
Our public warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a public warrant.
We may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their public warrants worthless.
We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption provided that on the date we give notice of redemption. If and when the public warrants become redeemable by us, we may exercise our redemption right even if the issuance of shares of common stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws and we are unable to effect such registration or qualification, subject to our obligation in such case to use our best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the public warrants were initially offered by us in the IPO. Redemption of the outstanding public warrants could force our public stockholders (i) to exercise their public warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their public warrants at the then-current market price when they might otherwise wish to hold their public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of their public warrants.
The warrants are exercisable for our common stock and the Convertible Notes are convertible into common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We issued public warrants to purchase 12,500,000 shares of common stock at $11.50 per whole share as part of our IPO, and we issued Luxor Warrants to the Luxor Parties to purchase an aggregate of 384,615 shares of our common stock at $13.00 per share at the Closing. In addition, the Convertible Notes are convertible into up to 4,615,386 shares of common stock. The shares of common stock issued upon exercise of our warrants or upon conversion of the Convertible Notes will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.
If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, trading in our common stock was not active. Accordingly, the valuation ascribed to our common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including but not limited to, if the market value of our common stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

USE OF PROCEEDS
All of the shares of common stock, warrants (including shares underlying such warrants) and shares underlying the Convertible Notes offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, nor will we receive any proceeds from the conversion of the Convertible Notes.
We will receive up to an aggregate of approximately $143.8 million from the exercise of public warrants and approximately $5.0 million from the exercise of Luxor Warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purpose, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants and conversion of the Convertible Notes.
There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants or that the holders of the Convertible Notes will elect to convert any or all of the Convertible Notes. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of 250,000,000 shares of capital stock, consisting of (i) 249,000,000 shares of common stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of December 6, 2018, there were 54,585,538 shares of common stock outstanding, held of record by approximately 423 holders, no shares of preferred stock outstanding, 25,000,000 public warrants outstanding held of record by approximately one holder and four Luxor Warrants held by four holders, and four Convertible Notes held by four holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
We have not paid any cash dividends on our common stock to date. Holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the post-combination company, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.
Election of Directors
Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) generally serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our common stock.
Preferred Stock
Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Public Warrants
Each public warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of  $5.75 per one-half share, subject to adjustment as discussed below, at any time commencing December 15, 2018. Public warrants must be exercised for a whole share of common stock. For example, if a warrant holder holds two public warrants, such warrants will be exercisable for one share of common stock. The public warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a public warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under the blue sky laws of the state of residence in those states in which the public warrants were initially offered by us in the IPO.
Once the warrants become exercisable, we may call the public warrants for redemption:
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in whole and not in part;

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at a price of  $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the reported closing price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if the issuance of shares of common stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws and we are unable to effect such registration or qualification, subject to our obligation in such case to use our best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the public warrants were initially offered by us in the IPO.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.
If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our public warrants. If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants.
A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of  (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one minus the quotient of  (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.
The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement relating to our IPO, for a complete description of the terms and conditions applicable to the public warrants. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their public warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Public warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of public warrants must sell any odd number of public warrants in order to obtain full value from the fractional interests that will not be issued.
Luxor Warrants
In connection with the Debt Facility, we issued four Luxor Warrants to the lenders under the Debt Facility, exercisable for 384,615 shares of common stock. The Luxor Warrants became exercisable after the consummation of the Business Combination and (i) will expire four (4) years from the Closing Date, (ii) have an exercise price of  $13.00 per share, and (iii) include customary anti-dilution protection, including broad-based weighted average adjustments for issuances of additional shares. Holders of the Luxor Warrants have customary registration rights with respect to the shares underlying the Luxor Warrants. In addition, the Company is required to repay the Debt Facility in full in the event that either (i) the registration statement for the resale of the shares of the common stock underlying the Convertible Notes and Luxor Warrants has not been filed by December 15, 2018, or (ii) such registration statement is not effective within 180 days after the Closing Date. Such repayment shall be payable within nine months after the Debt Facility becomes due.
Convertible Notes
On November 15, 2018, in connection with the Business Combination, we entered into the Convertible Notes Agreement, pursuant to which we issued unsecured convertible promissory notes to the Luxor Parties in the aggregate principal amount of  $60,000,000. The Convertible Notes bear interest at 1.0% per annum, paid quarterly in cash, and will mature four years from the date of the Closing, unless earlier converted at the election of the holder. Upon maturity, the outstanding Notes (and any accrued but unpaid interest) will be repaid in cash or converted into shares of common stock, at the holder’s election.
At any time at the holder’s election, each Note may be converted in whole or in part into shares of common stock at a rate of  $13.00 per share (subject to a 9.9% conversion cap). The Convertible Notes include customary anti-dilution protection, including broad-based weighted average adjustments for issuances of additional shares, and the shares issuable upon their conversion have certain registration rights.
We may only prepay the Convertible Notes with the consent of the holders of at least a majority-in-interest of the outstanding Notes.
Our payment obligations on the Notes are not guaranteed. The Convertible Notes Agreement contains negative covenants, affirmative covenants, representations and warranties and events of default that are substantially similar to those that are set forth in the Credit Agreement and applicable to Merger Sub (except those that relate to collateral and related security interests, which are not contained in the Convertible Notes Agreement or otherwise applicable to the Convertible Notes).

Dividends
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our public warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws
We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•
our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Charter provides that our Board will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings. The affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors is required to remove a director.
In addition, our Charter does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.
Our Charter also requires the approval by affirmative vote of the holders of at least seventy-five percent (75%) of the common stock for stockholders to make any amendment to key provisions of our Charter or Bylaws.

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Authorized shares may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of common stock then outstanding; or

•
the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While the Company was formed as a shell company, upon the consummation of the business combination, the Company ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under the blue sky laws of the state of residence in those states in which the public warrants were initially offered by us in the IPO.
On November 15, 2018, in connection with the Business Combination, we entered into the A&R Registration Rights Agreement with the Sponsors and the investors named on the signature pages thereto (collectively, the “Investors”) that amends and restates that certain registration rights agreement, dated May 25, 2016, by and among Landcadia and certain of its initial investors. The A&R Registration Rights Agreement provides certain registration rights to the Investors and provides that we will, not later than 120 days after the Closing, file a registration statement covering (i) the shares of common stock issued at the Closing upon conversion of the outstanding shares of Class F common stock, (ii) the private placement warrants (including any common stock issued or issuable upon exercise of any such private placement warrants) and (iii) our shares issued to Waitr securityholders at the Closing. Subject to certain exceptions, we will bear all Registration Expenses (as defined in the A&R Registration Rights Agreement).
On November 15, 2018, in connection with the Business Combination, we also entered into the Luxor Registration Rights Agreement with the Luxor Parties. The Luxor Registration Rights Agreement provides certain registration rights to the Luxor Parties and provides that we will, not later than December 15, 2018, file a registration statement covering (i) the Luxor Warrants and the shares of common stock issuable upon conversion of the Luxor Warrants and (ii) the shares of common stock issuable upon conversion of the Convertible Notes. Subject to certain exceptions, we will bear all Registration Expenses (as defined in the Luxor Registration Rights Agreement). We also entered into a letter agreement on November 15, 2018 with the Luxor Parties providing that lenders under the Convertible Notes Agreement holding Term Loan Exposure (as defined in the Convertible Notes Agreement) representing more than 50% of the aggregate Term Loan Exposure of all lenders may require us to (i) exchange all or any portion of their Notes for new convertible notes of the Company issued pursuant to an indenture that complies with the Trust Indenture Act of 1939, as amended, and (ii) register the resale of such new notes.
Listing of Securities
Our common stock and public warrants are listed on Nasdaq under the symbols “WTRH” and “WTRHW,” respectively.

PRINCIPAL AND SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders of up to 35,726,698 shares of common stock (including 384,615 shares issuable upon exercise of the Luxor Warrants and 4,615,384 shares of common stock issuable upon conversion of Convertible Notes held by such Selling Securityholders), and four Luxor Warrants. A portion of the securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to certain Selling Securityholders in connection with the business combination.
The Selling Securityholders may from time to time offer and sell any or all of the common stock and warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.
Table 1 below sets forth, as of the date of this prospectus, the names of the Company’s executive officers, directors and greater than 5% stockholders for which we are registering shares of common stock and Luxor Warrants for resale to the public, and the aggregate principal amount that such Selling Securityholders may offer pursuant to this prospectus.
Table 2 below sets forth, as of the date of this prospectus, the names of the other Selling Securityholders for which we are registering shares of common stock for resale to the public, and the aggregate principal amount that such Selling Securityholders may offer pursuant to this prospectus.
In calculating percentages of common stock owned by a particular holder, we treated as outstanding (i) the number of shares of common stock issuable upon exercise of that particular holder’s warrants, if any, but did not assume exercise of any other holder’s warrants and (ii) the number of shares of common stock issuable upon conversion of that particular holder’s Convertible Notes, if any, but did not assume the conversion of any other holder’s Convertible Notes. The shares of common stock issued pursuant to the conversion of our Class F common stock are subject to transfer restrictions, as described herein.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock and warrants registered on its behalf. The Selling Securityholders are not making any representation that any securities covered by this prospectus will be offered for sale. The Selling Securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of the securities. See “Plan of Distribution.” For purposes of the tables below, we assume that all of the securities covered by this prospectus will be sold.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. Except as described in the footnotes to the following tables, none of the persons named in the tables has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in these tables does not constitute an admission of beneficial ownership for the person named below.
We have based percentage ownership of our common stock prior to this offering on 54,585,538 shares of common stock issued and outstanding as of December 7, 2018.

Unless otherwise indicated, the address of each beneficial owner listed in the tables below is c/o Waitr Holdings Inc., 844 Ryan Street, Suite 300, Lake Charles, Louisiana 70601.
Table 1: Executive Officers and Directors and Greater than 5% Stockholders
	Shares of Common Stock Beneficially Owned(1)		Warrants Beneficially Owned	Shares of Common Stock Registered Hereby	Warrants Registered Hereby	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(1)		Warrants Owned After Sale of All Warrants Offered Hereby
	Shares	Percentage				Shares	Percentage
Named Executive Officers and Directors:
Christopher Meaux(2)	4,987,044	9.1%	—	4,737,044	—	250,000	*	—
David Pringle(3)	355,020	*	100	354,870	—	150	*	100
Joseph Stough(4)	854,862	1.6%	—	854,862	—	—	—	—
Travis Boudreaux	227,024	*	—	227,024	—	—	—	—
Addison Killebrew	228,340	*	—	228,340	—	—	—	—
Sonny Mayugba	291,026	*	—	291,026	—	—	—	—
Karl Meche(5)	26,912	*	—	—	—	26,912	*	—
Manuel Rivero	651,678	*	—	651,678	—	—	—	—
Tilman J. Fertitta(6)	4,000,000	7.3%	—	4,000,000	—	—	*	—
Scott Fletcher	—	—	—	—	—	—	—	—
Jonathan Green(7)	3,059,569	5.3%	748,583	2,631,169	1	428,400	*	748,582
Joseph LeBlanc	126,386	*	—	126,386	—	—	—	—
Steven L. Scheinthal	150,000	*	—	—	—	150,000	*	—
William Gray Stream(8)	1,305,556	2.4%	—	1,305,556	—	—	—	—
All executive officers and directors as a group (14 individuals)	16,263,417	28.2%	748,683	15,407,955	1	855,462	1.6%	748,682
Greater than 5% Stockholders
Fertitta Entertainment, Inc.(6)	4,000,000	7.3%	—	4,000,000	—	—	—	—
Jefferies Financial Group Inc.(9)	4,852,842	8.8%	638,562	3,895,000	—	957,842	1.7%	638,562
Meaux Enterprises, LLC(2)	4,987,044	9.1%	—	4,737,044	—	—	—	—
Luxor Capital Group, LP(7)	6,178,326	10.2%	2,056,654	5,000,001	4	1,178,325	2.1%	2,056,650

*
Represents beneficial ownership of less than 1%.

(1)
The percentage of beneficial ownership is calculated based on 54,585,538 shares of common stock outstanding as of December 7, 2018. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)
Interests shown include 3,843,708 shares held by Meaux Enterprises, LLC (“Meaux LLC”). Mr. Meaux has voting and dispositive control over the shares held by Meaux LLC. Any shares issued to Mr. Meaux personally in connection with the Merger Agreement are expected to be transferred as soon as practicable following Closing to Meaux LLC, and all holdings by Meaux LLC and Mr. Meaux have been consolidated for purposes of this table.

(3)
Interests shown include 100 public shares and 50 shares of common stock underlying public warrants.

(4)
Interests shown include 24,768 shares held by Stough Family Trust and 12,383 shares held by Jolie Ann Stough Trust (together, the “Stough Trusts”) for the benefit of Mr. Stough’s children. Mr. Stough disclaims beneficial ownership of the shares held by the Stough Trusts except to the extent of his respective pecuniary interests therein.

(5)
Interests shown consist of options to purchase common stock granted on October 1, 2018. 25% of such options will vest one year from the grant date, with 1/48 vesting on a monthly basis thereafter.

(6)
Interests shown are held directly by FEI. Tilman J. Fertitta owns and controls FEI and has voting and dispositive control over the shares held by FEI.

(7)
The interests held by Luxor Capital include (i) 150,000 public shares, (ii) 1,028,325 shares of common stock issuable upon exercise of 2,056,650 public warrants held by investment funds affiliated with Luxor Capital (the “Luxor Funds”), (iii) 384,615 shares of common stock issuable upon exercise of the four Luxor Warrants held by the Luxor Funds, and (iv) 4,615,386 shares of common stock issuable upon conversion of the Convertible Notes held by the Luxor Funds. Luxor Capital may be deemed to beneficially own the shares held by each of the Luxor Funds. In addition, Jonathan Green, as a managing member and controlling person of the general partner of one of the Luxor Funds, may be deemed to beneficially own (i) 54,109 public shares held by such fund, (ii) 374,291 shares of common stock issuable upon conversion of 748,582 public warrants held by such fund, (iii) 202,400 shares of common stock issuable upon conversion of one Luxor Warrant held by such fund and (iv) 2,428,769 shares of common stock issuable upon conversion of the Convertible Note held by such fund. The Luxor Funds will not have the right to convert Convertible Notes to the extent that after giving effect to such conversion, Luxor Capital would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion. Christian Leone, as a controlling person of Luxor Capital, may be deemed a beneficial owner of all the shares to be owned by Luxor Capital, and Jonathan Green, as a controlling person of the general partner of one of the Luxor Funds, may be deemed the beneficial owner of the shares to be owned by such fund. Mr. Leone and Mr. Green disclaim beneficial ownership except to the extent of their respective pecuniary interests therein. The business address of Luxor, Mr. Leone and Mr. Green is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036.

(8)
Interests shown include (i) 509,324 shares held by Stream Investment Holdings, LLC (“SIH”), (ii) 9,169 shares held by Stream Financial Services, LLC (“SFS”), (iii) 97,794 shares held by Sierra Pelican (“Sierra”) and (iv) 617,049 shares held by Mithras, LLC (“Mithras”). Mr. Stream has voting and dispositive control over the shares held by each of SIH, SFS, Sierra and Mithras, and therefore may be deemed a beneficial owner of the shares held by such entities. Mr. Stream disclaims beneficial ownership of the shares held by such entities except to the extent of his pecuniary interest therein.

(9)
Based solely on a Schedule 13D/A filed on November 19, 2018 by Jefferies Financial Group Inc. (f/k/a Leucadia National Corporation), on behalf of itself and its controlled subsidiaries, the interests shown include (i) 638,561 shares of common stock and (ii) 319,281 shares issuable upon conversion of public warrants.

Table 2: Other Selling Securityholders
	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Registered Hereby	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(1)
	Shares	Percentage		Shares	Percentage
Other Selling Securityholders:
Adam Grogan	81,074	*	81,074	—	—
Aestus Ventures, LLC	9,275	*	9,275	—	—
Alex Hoffpauir	15,415	*	15,415	—	—
Alexander Lanclos	16,829	*	16,829	—	—
Mark D Allen	61,705	*	61,705	—	—
Amanda Lyn Walker Insurance Trust No. 1	77,459	*	77,459	—	—
Robert Anderson	99,742	*	99,742	—	—
Angellist-Rted-Fund	67,259	*	67,259	—	—
Ashley Gunderson	6,198	*	6,198	—	—
Sean Barnard	192,559	*	192,559	—	—
Jennifer Barnett	6,625	*	6,625	—	—
Fred Barnum	28,187	*	28,187	—	—
Zurben Barras	24,627	*	24,627	—	—
Barry Roach	151,978	*	151,978	—	—
Barry Terrell	10,217	*	10,217	—	—
Kevin Baumann	10,838	*	10,838	—	—
Bellaworth Industries, LLC.	11,661	*	11,661	—	—
Bennie S. Herrera	43,746	*	43,746	—	—
Billy Joe Rosson Jr.	25,710	*	25,710	—	—
Blane Mire & Jennifer Mire	20,174	*	20,174	—	—
BLSV Invest, LLC (Leonard Lemoine)	129,875	*	129,875	—	—
Brad Ragusa	80,671	*	80,671	—	—
Darrin Breaux	42,280	*	42,280	—	—
Brees Company Inc.	199,663	*	199,663	—	—
Brett Guidry	2,583	*	2,583	—	—
Camille Gunderson M.D.	33,429	*	33,429	—	—
Pensco Trust Company LLC Cust FBO Amanda G Caraway Simple IRA	11,042	*	11,042	—	—
Pensco Trust Company LLC Cust FBO William Kent Caraway ROTH IRA	22,086	*	22,086	—	—
Catherine Parrino	95,318	*	95,318	—	—
George Allen Cestia	39,124	*	39,124	—	—
Chad Murray	12,313	*	12,313	—	—
Charity Grandchampt	7,131	*	7,131	—	—
Leonardo Antonio Chavez-Silva	6,747	*	6,747	—	—
Chris Dickson	27,994	*	27,994	—	—
Chris Ieyoub	185,333	*	185,333	—	—
Chris Primeaux	75,426	*	75,426	—	—
Christopher Baggett	11,042	*	11,042	—	—

	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Registered Hereby	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(1)
	Shares	Percentage		Shares	Percentage
Christopher McCall	97,974	*	97,974	—	—
Clark Gunderson	131,773	*	131,773	—	—
Claude Devall	65,786	*	65,786	—	—
Colosky Enterprises LLC	363,104	*	363,104	—	—
Cori Cornwell	8,061	*	8,061	—	—
Cory F. Fruge	116,519	*	116,519	—	—
Crawford Investments, LLC	48,908	*	48,908	—	—
Crystal Day	7,131	*	7,131	—	—
Dab Ventures, LLC (Dwayne and Amber Belaire)	30,168	*	30,168	—	—
Daniel A. Losey	16,900	*	16,900	—	—
Daniel Edwards	24,043	*	24,043	—	—
Daniel Hunt Jr.	11,517	*	11,517	—	—
Joshua Darby	39,125	*	39,125	—	—
David Tadlock	110,432	*	110,432	—	—
David Vaughan	197,558	*	197,558	—	—
Dos Investors, LLC	329,337	*	329,337	—	—
Drema Sigler	6,378	*	6,378	—	—
Dusty Lane Walker Insurance Trust No. 1	77,459	*	77,459	—	—
EMF Investments LLC	16,056	*	16,056	—	—
Equity Trust Company Custodian	19,375	*	19,375	—	—
Eric Roan	94,825	*	94,825	—	—
Eric Sanders	6,811	*	6,811	—	—
Evan Diaz de Arce	229,187	*	229,187	—	—
Shannon Ellis Ezell	50,959	*	50,959	—	—
Donald C Falgoust	44,172	*	44,172	—	—
Jess E Fike	11,042	*	11,042	—	—
Pensco Trust Company LLC Cust FBO Matthew Fontenot ROTH IRA	22,086	*	22,086	—	—
Frank M Walker, Jr.	222,427	*	222,427	—	—
Frank Scott Matthews & Jacquelyn	32,159	*	32,159	—	—
Kathryn C Frayard	20,190	*	20,190	—	—
Garcille Family Holdings, LLC	63,695	*	63,695	—	—
Garrett A. Ahrens	68,114	*	68,114	—	—
George Bujol	6,156	*	6,156	—	—
Yliana Gonzalez-Bechtel	30,714	*	30,714	—	—
Elizabeth A Gossen	22,707	*	22,707	—	—
The Entrust Group FBO, Mark Graffagnini – IRA	7,332	*	7,332	—	—
Grant Grable	18,791	*	18,791	—	—
Greg P. Marceaux	91,644	*	91,644	—	—

	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Registered Hereby	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(1)
	Shares	Percentage		Shares	Percentage
Kendrick James Guidry	91,042	*	91,042	—	—
Hankins Holdings, LLC	117,485	*	117,485	—	—
Pensco Trust Company LLC Cust FBO Dr. Joseph N Heinen ROTH IRA	12,146	*	12,146	—	—
Pensco Trust Company LLC Cust FBO Monty Heinen ROTH IRA	22,086	*	22,086	—	—
Hinton Family Trust, LLC	44,172	*	44,172	—	—
IRA Services Trust Company CFBO Michael Hankins	34,190	*	34,190	—	—
James Heath Nunez Living Trust	20,142	*	20,142	—	—
Jamie Hartnett	10,465	*	10,465	—	—
Jared Beekman	11,879	*	11,879	—	—
Jason Colosky Living Trust	10,095	*	10,095	—	—
Jason Mallett	162,601	*	162,601	—	—
Jason Williams	11,042	*	11,042	—	—
Jeff Landry & Sharon Landry	10,001	*	10,001	—	—
Jeffrey Bolante	12,313	*	12,313	—	—
Jim Dorris	100,373	*	100,373	—	—
JJ Dupont LLC	242,059	*	242,059	—	—
Joel Thomas	53,565	*	53,565	—	—
Jude Mire	27,366	*	27,366	—	—
Katie Davis	23,839	*	23,839	—	—
Keith Lapointe	21,622	*	21,622	—	—
Keith William Wimberly	189,543	*	189,543	—	—
Kenneth J. Devall	20,033	*	20,033	—	—
Kenneth J. Laborde, M.D.	39,993	*	39,993	—	—
Kirk Broussard	196,212	*	196,212	—	—
Kurt A. Degueyter	22,086	*	22,086	—	—
Richard Supple Laborde	123,409	*	123,409	—	—
Laura Keely	56,139	*	56,139	—	—
Lillette M. Marceaux	18,029	*	18,029	—	—
Lori Gervais	22,086	*	22,086	—	—
Paul J Lungaro	58,539	*	58,539	—	—
Mark Alan Hebert, Jr. and Amanda L. Hebert	21,622	*	21,622	—	—
Matt Sarradet	40,731	*	40,731	—	—
Matthew Miller	32,175	*	32,175	—	—
Corey J McCann	23,030	*	23,030	—	—
Vernon Ed McGuire III	71,922	*	71,922	—	—
Claudie Julius Meaux	165,898	*	165,898	—	—
Michael Benedict	26,647	*	26,647	—	—
Michael Cox	123,409	*	123,409	—	—

	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Registered Hereby	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(1)
	Shares	Percentage		Shares	Percentage
Michael James Leger	34,057	*	34,057	—	—
Michael Marceaux, APC	56,976	*	56,976	—	—
Michael Shannon Rider	103,675	*	103,675	—	—
Mike Veron	100,953	*	100,953	—	—
Adam Murnane	608,775	1.1%	608,775	—	—
Charles V Musso	171,996	*	171,996	—	—
Nichole Pahl	174,225	*	174,225	—	—
NLS Consulting, LLC	99,266	*	99,266	—	—
Norman J. Thigpen	135,128	*	135,128	—	—
Oliver G Richard III	66,973	*	66,973	—	—
Paul Shearman	18,631	*	18,631	—	—
Ped C Kay, III	130,623	*	130,623	—	—
Pensco Trust Company LLC Custodian FBO Clark A Gunderson ROTH IRA	258,590	*	258,590	—	—
Pensco Trust Company LLC Custodian FBO James R Cart Sep IRA	22,086	*	22,086	—	—
Pensco Trust Company LLC Custodian FBO Sharon B Stutes IRA	22,086	*	22,086	—	—
Joseph R Pousson Jr	185,875	*	185,875	—	—
Arthur W Primeaux	21,421	*	21,421	—	—
Ray Sidney	28,969	*	28,969	—	—
Rebecca Dupont Living Trust	20,142	*	20,142	—	—
Regina Burton	84,849	*	84,849	—	—
Richard Tyson Queen	113,955	*	113,955	—	—
Rick Frayard	60,571	*	60,571	—	—
Carlos Rivera	179,220	*	179,220	—	—
RLSJL IP LLC	14,909	*	14,909	—	—
Robert A. Hanks	22,096	*	22,096	—	—
Robert G. Jones	88,251	*	88,251	—	—
Robert Gallagher	61,705	*	61,705	—	—
Robert Miller	119,200	*	119,200	—	—
Robert Tadlock	110,432	*	110,432	—	—
Edwin Stirling Robinson	21,024	*	21,024	—	—
Rosemary Rose Living Trust	20,190	*	20,190	—	—
Rubicon Properties LLC	22,096	*	22,096	—	—
Russell J. Stutes	41,421	*	41,421	—	—
Samuel L. Hebert	20,948	*	20,948	—	—
Pensco Trust Company LLC Cust FBO Eric A Sanders IRA	66,259	*	66,259	—	—
SBG Holdings, LLC (Max Sharp, Randall Buller and Jake Gaureaux)	100,168	*	100,168	—	—

	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Registered Hereby	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(1)
	Shares	Percentage		Shares	Percentage
Sharon B Stutes	13,877	*	13,877	—	—
Jon W Shumate	91,464	*	91,464	—	—
Sideline Holdings, LLC (Garrett Andrew Ahrens)	57,429	*	57,429	—	—
Pensco Trust Company LLC Cust FBO Russell J Stutes Simple IRA	201,162	*	201,162	—	—
Stephanie Richard M.D.	116,233	*	116,233	—	—
Sterling Dickson	27,994	*	27,994	—	—
Steven Rice & Jill Rice	51,086	*	51,086	—	—
Pensco Trust Company LLC Cust FBO Debbie H Stutes Simple IRA	207,238	*	207,238	—	—
Pensco Trust Company LLC Cust FBO Russell J Stutes Jr. IRA	19,036	*	19,036	—	—
Sydney Elise, LLC (ATTN: T-Claude Devall)	44,370	*	44,370	—	—
Thad Primeaux	19,583	*	19,583	—	—
The Altman Family Trust (ATTN: Howard Altman)	22,086	*	22,086	—	—
The Catalyst Fund, Inc. (ATTN: Louis Freeman)	116,759	*	116,759	—	—
The Launch Fund GP, LLC ATTN: Jason Calacanis	79,193	*	79,193	—	—
The Neal and Sarah Moritz Family Trust	22,086	*	22,086	—	—
The Social+Capital Partnership III, LP (ATTN Sachin Sood (VP of Finance))	85,139	*	85,139	—	—
Thomas Q. Litel	19,920	*	19,920	—	—
Tim Lejune	342,940	*	342,940	—	—
Turf Gras Farms, Inc.	20,246	*	20,246	—	—
Tyler Williams	15,391	*	15,391	—	—
John S Vanhoose	74,428	*	74,428	—	—
Victor E. Tedesco, IV	20,081	*	20,081	—	—
Warran S. Orlando	78,332	*	78,332	—	—
Wimberly Partners LP (Kenneth and Linda Wimberly)	45,293	*	45,293	—	—
WWS Holdings, LLC	907,635	1.7%	907,635	—	—
Yligo, Inc. (Yliana Ana “Gonzalez-” Bechtel)	29,050	*	29,050	—	—
Garrett Zinke	62,166	*	62,166	—	—
Wait N C, LLC	308,180	*	308,180	—	—
Willis Wade Noland Testamentary Trust FBO Laura Kelley	9,687	*	9,687	—	—
Sarah Ezell & Laurie Ezell	8,834	*	8,834	—	—
Scott Wells	8,834	*	8,834	—	—
Other Selling Securityholders (218 persons)(2)	527,482	*	527,482	—	—

*
Represents beneficial ownership of less than 1%.

(1)
The percentage of beneficial ownership is calculated based on 54,585,538 shares of common stock outstanding as of December 7, 2018. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)
All of such persons beneficially own, in the aggregate, less than 1% of the common stock outstanding prior to this offering.

Material Relationships with Selling Securityholders
The description of our relationships with certain of the Selling Securityholders and their affiliates set forth in “Certain Relationships and Related Transactions” in the Proxy Statement, and under Item 2.01 in the sections titled “Debt Financings” and “Certain Relationships and Related Transactions” in the Current Report on Form 8-K filed by the Company on November 21, 2018 are incorporated by reference herein.

PLAN OF DISTRIBUTION
We are registering (i) the possible resale by the Selling Securityholders of up to 35,726,698 shares of common stock (including 12,500,000 shares of common stock issuable upon the exercise of public warrants, 384,615 shares issuable upon exercise of the Luxor Warrants and 4,615,384 shares of common stock issuable upon conversion of Convertible Notes held by such Selling Securityholders), and four Luxor Warrants and (ii) the issuance by us of up to 12,884,615 shares of common stock issuable upon exercise of the public warrants and Luxor Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of the Nasdaq;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
settlement of short sales entered into after the date of this prospectus;

•
agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•
the specific securities to be offered and sold;

•
the names of the selling securityholders;

•
the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•
settlement of short sales entered into after the date of this prospectus;

•
the names of any participating agents, broker-dealers or underwriters; and

•
any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of common stock and public warrants are listed on Nasdaq under the symbols “WTRH” and “WTRHW,” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with the Selling Securityholders to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective and this prospectus current until the date on which the holders under the Registration Rights Agreements cease to hold the securities covered hereby.
Exercise of Warrants
Public Warrants
The public warrants may be exercised commencing on December 15, 2018 and on or before the expiration date by delivering to the warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”), at its corporate trust department in the Borough of Manhattan, City and State of New York, (i) the certificate in physical form (the “Definitive Warrant Certificate”) evidencing the public warrants to be exercised, or, in the case of a book-entry certificate (the “Book-Entry Warrant Certificate”) the public warrants to be exercised on the records of the Depositary to an account of the Warrant Agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase shares of common stock pursuant to the exercise of a public warrant, properly completed and executed by the holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the DTC participant in accordance with the Depositary’s procedures, and (iii) by paying in full the warrant price for each full shares of common stock as to which the public warrant is exercised and any and all applicable taxes due in connection with the exercise of the public warrant, the exchange of the public warrant for the shares of common stock and the issuance of such common stock.
The public warrants will be required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the warrant agreement governing such warrants in which our Board has elected to require all holders of the public warrants who exercise their public warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its public warrants on a cashless basis by paying the exercise price by surrendering his, her or its public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants to be exercised, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.
No fractional shares will be issued upon the exercise of the public warrants. If, upon the exercise of such public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of shares of common stock to be issued to such holder.
Luxor Warrants
The Luxor Warrants are exercisable for 384,615 shares of common stock and became exercisable after the consummation of the Business Combination and (i) will expire four (4) years from the Closing Date, (ii) have an exercise price of  $13.00 per share, and (iii) include customary anti-dilution protection, including broad-based weighted average adjustments for issuances of additional shares.
Convertible Notes
The Convertible Notes bear interest at 1.0% per annum, paid quarterly in cash, and will mature four years from the date of the Closing, unless earlier converted at the election of the holder. Upon maturity, the outstanding Convertible Notes (and any accrued but unpaid interest) will be repaid in cash or converted into shares of common stock, at the holder’s election.
At any time at the holder’s election, each Convertible Note may be converted in whole or in part into shares of common stock at a rate of  $13.00 per share (subject to a 9.9% conversion cap). The Convertible Notes include customary anti-dilution protection, including broad-based weighted average adjustments for issuances of additional shares.

LEGAL MATTERS
The validity of the securities offered by this prospectus have been passed upon for us by Winston & Strawn LLP, New York, New York.
EXPERTS
The financial statements of Landcadia as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016 and 2015 have been incorporated by reference herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, in reliance upon such report given on the authority of such firm as expert in accounting and auditing.
The consolidated financial statements of Waitr Incorporated as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016 and 2015 incorporated by reference in this Registration Statement on Form S-3, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public from the SEC’s website at www.sec.gov.
Our website address is www.waitrapp.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.
We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto.
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 12, 2018;

•
our Quarterly Reports on Form 10-Q, for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 10, 2018, August 9, 2018 and November 6, 2018, respectively;

•
our Current Reports on Form 8-K filed with the SEC on January 10, 2018, May 17, 2018, May 31, 2018, June 1, 2018, August 23, 2018, October 3, 2018, November 1, 2018, November 16, 2018, November 21, 2018 and December 7, 2018;

•
our Definitive Proxy Statement on Schedule 14A with respect to the business combination filed with the SEC on November 1, 2018 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC); and

•
the description of our shares of common stock and warrants contained in our Registration Statement on Form 8-A, as filed with the SEC on May 24, 2016 and amended on November 19, 2018, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request copies of these documents, at no cost to you, from our website (www.waitrapp.com), or by writing or telephoning us at the following address:
Waitr Holdings Inc.
844 Ryan Street, Suite 300
Lake Charles, Louisiana 70601
Attn: Secretary
1-800-661-9036
Exhibits to these documents will not be sent, however, unless those exhibits have been specifically incorporated by reference into this prospectus.

Waitr Holdings Inc.

PART II
Information Not Required in Prospectus
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by Waitr Holdings Inc. (the “Registrant”) (except any underwriting discounts and commissions and expenses incurred by the Selling Securityholders in disposing of the shares). All amounts are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.
Amount
SEC registration fee		$69,990
FINRA filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
The Registrant’s certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.
In addition, the Registrant expects to enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
The Registrant may purchase a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.   Exhibits.
The following exhibits are included or incorporated by reference in this registration statement on Form S-3 (certain documents have been previously filed with the SEC pursuant to the Exchange Act by the Registrant (Commission File Number 001-37788):
Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated as of May 16, 2018, by and between the Registrant, Landcadia Merger Sub Inc. and Waitr Incorporated (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K (File No. 001-37788) filed by the Registrant on May 17, 2018).
3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-A/A (File No. 001-37788) filed by the Registrant on November 19, 2018).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-A/A (File No. 001-37788) filed by the Company on November 19, 2018).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Form 8-A/A (File No. 001-37788) filed by the Registrant on November 19, 2018).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 of the Form 8-A/A (File No. 001-37788) filed by the Registrant on November 19, 2018).
4.3	Warrant Agreement, dated May 25, 2016, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 of the Current Report on Form 8-K (File No. 001-37788) filed by the Registrant on June 1, 2016).
4.4	Form of Warrant (incorporated by reference to Exhibit 4.3 of the Form 8-A/A (File No. 001-37788) filed by the Registrant on November 19, 2018).
10.1	Form of Convertible Note (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K (File No. 001-37788) filed by the Registrant on November 21, 2018).
5.1*	Opinion of Winston & Strawn LLP.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Moss Adams LLP.
23.4	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to the Registration Statement).
24.1	Powers of Attorney (included on the signature page of the Registration Statement).

*
Filed herewith.

Item 17.   Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that:
Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Waitr Holdings Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Charles, State of Louisiana on December 7, 2018.

WAITR HOLDINGS INC.
/s/ David Pringle
Name:	David Pringle
Title:	Chief Financial Officer and Secretary
POWER OF ATTORNEY
Each of the undersigned, whose signature appears below, hereby constitutes and appoints Christopher Meaux and David Pringle and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant, Waitr Holdings Inc., in the capacities and on the date indicated.
Signature	Capacity in Which Signed	Date
/s/ Christopher Meaux Christopher Meaux	Chief Executive Officer and Chairman (Principal Executive Officer)	December 7, 2018
/s/ David Pringle David Pringle	Chief Financial Officer (Principal Financial Officer)	December 7, 2018
/s/ Karl Meche Karl Meche	Chief Accounting Officer (Principal Accounting Officer)	December 7, 2018
/s/ Tilman J. Fertitta Tilman J. Fertitta	Director	December 7, 2018
/s/ Scott Fletcher Scott Fletcher	Director	December 7, 2018
/s/ Jonathan Green Jonathan Green	Director	December 7, 2018
/s/ Joseph LeBlanc Joseph LeBlanc	Director	December 7, 2018
/s/ Steven L. Scheinthal Steven L. Scheinthal	Director	December 7, 2018
/s/ William Gray Stream William Gray Stream	Director	December 7, 2018